EXHIBIT 10.1

BARCLAYS 745 Seventh Avenue New York, New York 10019	CREDIT SUISSE AG CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, New York 10010	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005

GOLDMAN SACHS LENDING PARTNERS LLC

GOLDMAN SACHS BANK USA
200 West Street
New York, New York  10282

BNP PARIBAS

BNP PARIBAS SECURITIES CORP.

787 Seventh Avenue

New York, New York 10019

TD SECURITIES (USA) LLC

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

31 West 52nd Street

New York, New York 10019

MORGAN STANLEY SENIOR FUNDING, INC.
1585 Broadway

New York, New York 10036

COMMERZBANK AG, NEW YORK BRANCH

225 Liberty Street

New York, New York 10281

WELLS FARGO BANK, NATIONAL ASSOCIATION

WELLS FARGO SECURITIES, LLC

550 S. Tryon Street

Charlotte, North Carolina 28202

ROYAL BANK OF CANADA

200 Vesey Street

New York, New York 10281

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

1301 Avenue of the Americas

New York, New York 10019

BANCO SANTANDER, S.A., NEW YORK BRANCH

45 East 53rd Street

New York, New York 10022

SG AMERICAS SECURITIES, LLC SOCIETÉ GENERALE 245 Park Avenue New York, New York 10167	SUNTRUST BANK SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road Atlanta, Georgia 30326	NATIONAL WESTMINSTER BANK PLC NATWEST MARKETS PLC 250 Bishopsgate London, EC2M 4AA

U.S. BANK NATIONAL ASSOCIATION 1095 Avenue of the Americas New York, New York 10036

CONFIDENTIAL

May 15, 2018

PROJECT LAKES
US$11.0 Billion Senior Secured Credit Facilities
US$19.0 Billion Senior Secured Bridge Loan Facility(1)

US$8.0 Billion Senior Unsecured Bridge Loan Facility

Amended and Restated Commitment Letter

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention:  J. Braxton Carter, Chief Financial Officer

Ladies and Gentlemen:

This amended and restated commitment letter (this “Commitment Letter”) amends, restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter”) dated as of April 29, 2018 (the “Original Signing Date”) by and among T-Mobile USA, Inc., a Delaware corporation (the “Company” or “you”), Barclays Bank PLC (“Barclays”), Credit Suisse Loan Funding LLC (“CSLF”), Credit Suisse AG (acting through such of its affiliates and branches as it deems appropriate, “CS”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI” and, together with DBSI and DBNY, “DB”),  Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, “Goldman Sachs”), Morgan Stanley Senior Funding, Inc. (“MSSF”), RBC Capital Markets(2) (“RBCCM”) and Royal Bank of Canada (“RBC” and, together with Barclays, CSLF, CS, DB, Goldman Sachs, MSSF and RBCCM, the “Original Commitment Parties”).

The Company has advised (x) Barclays, CSLF, DBSI, GS Bank, MSSF and RBCCM (RBCCM, together with Barclays, CSLF, DBSI, GS Bank and MSSF, the “Lead Arrangers”), (y) BNP Paribas Securities Corp. (“BNPPSC”), Commerzbank AG, New York Branch (or any of its affiliates designated by it to act in such capacity “Commerzbank”), Credit Agricole Corporate and Investment Bank (“CACIB”), TD Securities (USA) LLC (“TD Securities”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Banco Santander, S.A., New York Branch (“Banco Santander”), SG Americas Securities, LLC (“SGAS”), SunTrust Robinson Humphrey, Inc. (“STRH”), National Westminster Bank plc (“NatWest Bank”), NatWest Markets Plc (“NatWest Markets” and, together with NatWest Bank, “NatWest”) and U.S. Bank National Association (or any of its affiliates designated to act in such capacity, “U.S. Bank” and, together with BNPPSC, Commerzbank, CACIB, TD Securities, Wells Fargo Securities, Banco Santander, SGAS, STRH and NatWest, the “Other Arrangers” and, together with the Lead Arrangers, the “Arrangers”) and (z) Barclays, CS, DBNY, DBCI, Goldman Sachs, MSSF, RBC, BNP Paribas Corp. (“BNP”), Commerzbank, CACIB, The Toronto-Dominion Bank, New York Branch (“TD Bank”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Banco Santander, Societé Generale (“SG”), SunTrust Bank (“SunTrust”), NatWest and U.S. Bank (U.S. Bank together with Barclays, CS, DBNY, DBCI, Goldman Sachs, MSSF, RBC, BNP, Commerzbank, CACIB, TD Bank, Wells Fargo Bank, Banco Santander, SG, SunTrust and NatWest, the “Initial Lenders”; the Initial Lenders and the Arrangers are collectively referred to herein as the “Commitment Parties”, “we” or “us”) that it intends to acquire (the “Acquisition”) all the issued and outstanding equity interests of Sprint Corporation

(1)                                 Subject to increase per Reallocation Notice.

(2)                                 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

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(“Sprint”) and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to it in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Credit Facilities Term Sheet”) or Exhibit B (the “Secured Bridge Facility Term Sheet”) or Exhibit C (the “Unsecured Bridge Facility Term Sheet”), and together with the Credit Facilities Term Sheet and the Secured Bridge Facility Term Sheet, the “Term Sheets”), as applicable).  In that connection, the Company has requested that the Arrangers agree to structure and arrange (I) senior secured credit facilities in the aggregate amount of US$11.0 billion, comprised of a US$4.0 billion five-year revolving credit facility (the “Revolving Credit Facility”) and a US$7.0 billion seven-year term loan facility (the “Term Loan Facility”, and together with the Revolving Credit Facility, the “Senior Credit Facilities”; and the Senior Credit Facilities together with the Secured Bridge Facility and the Unsecured Bridge Facility, the “Facilities”), and (II) a senior secured 364-day bridge loan facility in the amount of US$19.0 billion (which may (or as required by the Fee Letter, shall) be increased by the Borrower upon delivery of a Reallocation Notice (as defined below)) (the “Secured Bridge Facility”) and (III) a senior unsecured bridge loan facility in the amount of US$8.0 billion (the “Unsecured Bridge Facility” and, together with the Secured Bridge Facility, the “Bridge Facilities”), in each case, to finance the Acquisition and the other Transactions, and the Initial Lenders commit to provide the entire amount of the Facilities as set forth below.

In connection with the foregoing, (a) Barclays is pleased to advise you of its commitment to provide (w) 11 5/6% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 11 5/6% of the aggregate principal amount of the Secured Bridge Facility, (y) 9.375% of the aggregate principal amount of the Revolving Credit Facility and (z) 11 5/6% of the aggregate principal amount of the Term Loan Facility, (b) CS is pleased to advise you of its commitment to provide (w) 11 5/6% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 11 5/6% of the aggregate principal amount of the Secured Bridge Facility, (y) 9.375% of the aggregate principal amount of the Revolving Credit Facility and (z) 11 5/6% of the aggregate principal amount of the Term Loan Facility, (c)(i) DBCI is pleased to advise you of its commitment to provide (x) 11 5/6% of the aggregate principal amount of the Unsecured Bridge Facility and (y) 11 5/6% of the aggregate principal amount of the Secured Bridge Facility and (ii) DBNY is pleased to advise you of its commitment to provide (x) 9.375% of the aggregate principal amount of the Revolving Credit Facility and (y) 11 5/6% of the aggregate principal amount of the Term Loan Facility, (d)(i) GSLP is pleased to advise you of its commitment to provide (w) 11 5/6% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 1 1/3% of the aggregate principal amount of the Secured Bridge Facility and (y) 11 5/6% of the aggregate principal amount of the Term Loan Facility and (ii) GS Bank is pleased to advise you of its commitment to provide (x) 10 1/2% of the aggregate principal amount of the Secured Bridge Facility and (y) 9.375% of the aggregate principal amount of the Revolving Credit Facility, (e) MSSF is pleased to advise you of its commitment to provide (w) 11 5/6% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 11 5/6% of the aggregate principal amount of the Secured Bridge Facility, (y) 9.375% of the aggregate principal amount of the Revolving Credit Facility and (z) 11 5/6% of the aggregate principal amount of the Term Loan Facility, (f) RBC is pleased to advise you of its commitment to provide (w) 11 5/6% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 11 5/6% of the aggregate principal amount of the Secured Bridge Facility, (y) 9.375% of the aggregate principal amount of the Revolving Credit Facility and (z) 11 5/6% of the aggregate principal amount of the Term Loan Facility, (g) BNP is pleased to advise you of its commitment to provide (w) 4.80% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 4.80% of the aggregate principal amount of the Secured Bridge Facility, (y) 6.25% of the aggregate principal amount of the Revolving Credit Facility and (z) 4.80% of the aggregate principal amount of the Term Loan Facility, (h) Commerzbank is pleased to advise you of its commitment to provide (w) 4.80% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 4.80% of the aggregate principal amount of the Secured Bridge Facility, (y) 6.25% of the aggregate principal amount of the Revolving Credit Facility and (z) 4.80% of the aggregate principal amount of the Term Loan Facility, (i) CACIB is pleased to advise you of its commitment to provide (w) 4.80% of the aggregate principal amount of the

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Unsecured Bridge Facility, (x) 4.80% of the aggregate principal amount of the Secured Bridge Facility, (y) 6.25% of the aggregate principal amount of the Revolving Credit Facility and (z) 4.80% of the aggregate principal amount of the Term Loan Facility, (j) TD Bank is pleased to advise you of its commitment to provide (w) 4.80% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 4.80% of the aggregate principal amount of the Secured Bridge Facility, (y) 6.25% of the aggregate principal amount of the Revolving Credit Facility and (z) 4.80% of the aggregate principal amount of the Term Loan Facility, (k) Wells Fargo Bank is pleased to advise you of its commitment to provide (w) 4.80% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 4.80% of the aggregate principal amount of the Secured Bridge Facility, (y) 6.25% of the aggregate principal amount of the Revolving Credit Facility and (z) 4.80% of the aggregate principal amount of the Term Loan Facility, (l) Banco Santander is pleased to advise you of its commitment to provide (w) 1.00% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 1.00% of the aggregate principal amount of the Secured Bridge Facility, (y) 2.50% of the aggregate principal amount of the Revolving Credit Facility and (z) 1.00% of the aggregate principal amount of the Term Loan Facility, (m) SG is pleased to advise you of its commitment to provide (w) 1.00% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 1.00% of the aggregate principal amount of the Secured Bridge Facility, (y) 2.50% of the aggregate principal amount of the Revolving Credit Facility and (z) 1.00% of the aggregate principal amount of the Term Loan Facility, (n) SunTrust is pleased to advise you of its commitment to provide (w) 1.00% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 1.00% of the aggregate principal amount of the Secured Bridge Facility, (y) 2.50% of the aggregate principal amount of the Revolving Credit Facility and (z) 1.00% of the aggregate principal amount of the Term Loan Facility, (o)(i) NatWest Markets is pleased to advise you of its commitment to provide (x) 1.00% of the aggregate principal amount of the Unsecured Bridge Facility and (y) 1.00% of the aggregate principal amount of the Term Loan Facility and (ii) NatWest Bank is pleased to advise you of its commitment to provide (x) 2.50% of the aggregate principal amount of the Revolving Credit Facility and (y) 1.00% of the aggregate principal amount of the Secured Bridge Facility and (p) U.S. Bank is pleased to advise you of its commitment to provide (w) 1.00% of the aggregate principal amount of the Unsecured Bridge Facility, (x) 1.00% of the aggregate principal amount of the Secured Bridge Facility, (y) 2.50% of the aggregate principal amount of the Revolving Credit Facility and (z) 1.00% of the aggregate principal amount of the Term Loan Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Term Sheets. The commitments hereunder of the Initial Lenders are several and not joint. You and the Arrangers further agree that no other titles will be awarded, and no other compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the Facilities unless you and the Arrangers shall so agree.

It is agreed that (i) each of the Lead Arrangers will act as a joint lead arranger and joint bookrunner for the Facilities, (ii) DBNY will act as administrative agent and collateral agent for the Senior Credit Facilities, (iii) GS Bank will act as administrative agent and collateral agent for the Secured Bridge Facility, (iv) an affiliate of an Original Commitment Party appointed by the Company will act as administrative agent for the Unsecured Bridge Facility, (v) each of BNPPSC, Commerzbank, CACIB, TD Securities and Wells Fargo Securities will act as a bookrunner for the Revolving Credit Facility and the Secured Bridge Facility and as a co-manager for the Term Loan Facility and (vi) each of Banco Santander, SGAS, STRH, NatWest and U.S. Bank will act as a co-manager for the Senior Credit Facilities and the Secured Bridge Facility, and each of them will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles.  It is further agreed that (i) DBSI shall have “left” placement in any and all marketing materials and documentation used in connection with the Revolving Credit Facility, (ii) CSLF shall have “left” placement in any and all marketing materials and documentation used in connection with the Term Loan Facility and (iii) Goldman, Sachs & Co. will act as global coordinator with respect to the Facilities.  All other financial institutions and any Arranger will be listed in customary fashion (as mutually agreed to by the Original

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Commitment Parties on the Original Signing Date and you) on any offering or marketing materials in respect of the Facilities.

Each Initial Lender reserves the right, prior to or after the execution of definitive documentation for any Facility, to syndicate all or a portion of its commitments in respect of such Facility hereunder to one or more financial institutions identified by the Arrangers in consultation with you and reasonably acceptable to the Arrangers and you (your consent not to be unreasonably withheld), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Arrangers, that will become parties to such definitive documentation or to this Commitment Letter as set forth herein pursuant to a syndication to be managed by the Arrangers (the Initial Lenders and other the financial institutions becoming parties to such definitive documentation or this Commitment Letter being collectively referred to as the “Lenders”).  You agree until the date that is the earlier of (i) 60 days after the Closing Date and (ii) the date on which a Senior Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date referred to in clauses (i) and (ii), the “Syndication Date”) actively to assist, and to use commercially reasonable efforts (consistent with the terms of the Business Combination Agreement) to cause Sprint to assist, the Arrangers in completing an orderly and Senior Successful Syndication of each Facility.  In that regard, you agree promptly to prepare and provide to the Arrangers such information with respect to the Company and its subsidiaries, and to use commercially reasonable efforts (consistent with the terms of the Business Combination Agreement) to cause Sprint promptly to prepare and provide to the Arrangers such information with respect to Sprint and its subsidiaries, in each case including financial information, as the Arrangers may reasonably request in connection with the arrangement and syndication of each Facility; provided that the only financial statements that you or Sprint shall be required to deliver are those financial statements described in paragraphs 2 and 3 of Exhibit D attached hereto.  Your assistance shall also include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending and investment banking relationships and (consistent with the terms of the Business Combination Agreement) the existing lending and investment banking relationships of Sprint, (b) direct contact between appropriate senior management of the Company and the proposed Lenders (and your using commercially reasonable efforts (consistent with the terms of the Business Combination Agreement) to arrange such contact between appropriate senior management of Sprint and the proposed Lenders), (c) your assistance, and your using commercially reasonable efforts (consistent with the terms of the Business Combination Agreement) to cause Sprint to assist, in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication of each Facility (collectively, “Information Materials”), (d) your using commercially reasonable efforts to obtain, prior to the launch of general syndication, indicative pro forma ratings of each Facility and corporate/family ratings for each of the Company and Sprint from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), and (e) the hosting, with the Arrangers, of a single lender meeting and a reasonable number of conference calls with prospective Lenders at times to be mutually agreed.  In addition, to facilitate an orderly and successful syndication of each Facility, you agree that, until the later of the Closing Date and the completion of a successful syndication of each Facility (as defined in the Fee Letter referred to below) you and your subsidiaries will not (and you will use commercially reasonable efforts (consistent with the terms of the Business Combination Agreement) to cause Sprint and its subsidiaries not to) issue, sell, offer, place or arrange any debt securities or commercial bank or other credit facilities of the Company, Sprint or their respective subsidiaries that could reasonably be expected to materially and adversely impair the primary syndication of such Facility, other than (i) the Facilities, (ii) the Permanent Financing, (iii) any Debt Offers (as defined in the Business Combination Agreement) and (iv) any debt excluded from the definition of the term “Debt Incurrence” as defined in the Secured Bridge Facility Term Sheet, in each case without the written consent of the Arrangers, such consent not to be unreasonably withheld or delayed.  Without limiting your obligations to assist with the syndication efforts as set forth herein and notwithstanding anything to the contrary contained in this Commitment Letter, the Term Sheets, the Fee Letter or the definitive documentation for

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the Facilities, each Initial Lender agrees that neither the commencement nor the completion of a successful syndication nor the obtaining of ratings nor your compliance with this paragraph in any other manner shall constitute a condition to the funding under any Facility on the Closing Date.

You agree, at the request of the Arrangers, to assist, and to use commercially reasonable efforts (consistent with the terms of the Business Combination Agreement) to cause Sprint to assist, in the preparation of an additional version of the Information Materials to be used by prospective Lenders’ public-side employees and representatives who do not wish to receive material non-public information (within the meaning of United States Federal securities laws) with respect to the Company, Sprint, their respective subsidiaries and any securities of any of the foregoing (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Company, Sprint, their respective subsidiaries or any securities of any of the foregoing.  It is understood that, in connection with your assistance described above, you will provide customary authorization letters (and you will use commercially reasonable efforts, consistent with the terms of the Business Combination Agreement, to have Sprint provide such letter) to the Arrangers authorizing the distribution of the Information Materials to prospective Lenders and, in the case of any distribution of any Information Materials, to “public-siders”, containing a representation that such Information Materials do not contain MNPI and a customary “10b-5” representation.  You agree that the following documents may be distributed to both “private-siders” and “public-siders” unless you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to “private-siders” and provided that you shall have been given a reasonable opportunity to review such documents: (a) the Term Sheets, (b) administrative materials prepared by any Arranger for prospective Lenders (such as lender meeting invitations, lender allocations and funding and closing memoranda), (c) notifications of changes in the terms of the Facilities, and (d) drafts of the definitive documentation for the Facilities.  If you advise us that any of the foregoing should be distributed only to “private-siders”, then “public-siders” will not receive such materials without further discussions with you.

You hereby represent and covenant that (a) all written information, other than the Projections (as defined below) and information of a general economic or industry nature, that has been or will be made available to any of the Initial Lenders or Arrangers by or on behalf of you in connection with the Transactions (the “Information”) is or, when furnished, will be, in each case when taken as a whole and in light of the circumstances when furnished, correct in all material respects at the time furnished and does not or will not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the projections, financial estimates, forecasts and other forward-looking information that have been or will be made available to any of the Initial Lenders or Arrangers by or on behalf of you in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the Projections are so made available (it being understood that the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved); provided that, with respect to any Information or Projections prepared by or relating to Sprint or its subsidiaries, the foregoing representations are made only to the best of your knowledge.  You agree that if at any time until the later of the Syndication Date and the Closing Date you become aware that the representations in the immediately preceding sentence would not be true in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to Sprint, use your commercially reasonable efforts to cause Sprint to) promptly supplement the Information and the Projections so that such representations or warranties would be true in all material respects under those circumstances.  You understand that in connection with the syndication of the Facilities we will use and rely on the Information without independent verification thereof. Notwithstanding the foregoing, it is understood that each Initial Lender’s commitments hereunder

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are not subject to or conditioned upon the accuracy of the representations set forth in this paragraph, and notwithstanding anything to the contrary contained in this Commitment Letter, the Term Sheets, the Fee Letter or the definitive documentation for the Facilities, the accuracy of such representations shall not constitute a condition to the funding under any Facility on the Closing Date.

The Arrangers will, in consultation with you, manage all aspects of the syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders, the allocation of any title or role to any Lender and the amount and distribution of fees among the Lenders; it being understood and agreed that we will not syndicate to those persons identified in writing to the Original Commitment Parties on or prior to the Original Signing Date and, with respect to persons who are competitors of you or your subsidiaries or Sprint or its subsidiaries, identified in writing from time to time after the Original Signing Date (but without retroactive effect) and, in each case, their affiliates (other than bona fide debt fund affiliates of competitors) to the extent such affiliates are identified in writing or are otherwise clearly identifiable on the basis of name (collectively, the “Disqualified Lenders).  Notwithstanding the Arrangers’ right to syndicate the Facilities (other than in the case of an assignment of commitments under the Secured Bridge Facility with your consent pursuant to a customary joinder agreement to this Commitment Letter), no Initial Lender shall be relieved or released from its commitment hereunder prior to the funding thereof on the Closing Date in connection with any syndication, assignment or participation of such Facility (and unless you otherwise agree in writing, each Initial Lender and each Arranger shall at all times retain exclusive control over all its rights and obligations with respect to such Facility and its commitments in respect thereof, including all rights with respect to consents, modifications, supplements, waivers and amendments of this Commitment Letter and the definitive documentation with respect to such Facility, and each Initial Lender and each Arranger shall notify you of any participation of its commitments in respect of the Revolving Credit Facility hereunder). You acknowledge and agree that the amount of the Secured Bridge Facility will be reduced as provided under the “Mandatory Commitment Reduction and Prepayment” section of the Secured Bridge Facility Term Sheet upon the occurrence of any of the events described therein at any time after the date hereof, and that any such reduction will be allocated on a pro rata basis among the commitments of the Initial Lenders in respect of the Secured Bridge Facility or, to the extent permitted in the Secured Bridge Facility Term Sheet, the other Facilities. You acknowledge and agree that the amount of the Unsecured Bridge Facility will be reduced as provided under the “Mandatory Commitment Reduction and Prepayment” section of the Unsecured Bridge Facility Term Sheet upon the occurrence of any of the events described therein at any time after the date hereof, and that any such reduction will be allocated on a pro rata basis among the commitments of the Initial Lenders in respect of the Unsecured Bridge Facility or, to the extent permitted in the Secured Bridge Facility Term Sheet, the other Facilities.

As consideration for the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein, you agree to pay to us the fees as set forth in the amended and restated arranger fee letter dated the date hereof and delivered herewith and any other fees as set forth in any fee letter dated the date hereof and delivered herewith (collectively, the “Fee Letter”).

The commitments of the Initial Lenders and the agreements of the Initial Lenders and the Arrangers hereunder in respect of each Facility are subject only to the following conditions (collectively, the “Funding Conditions”, and the date on which such conditions are satisfied or waived, the “Closing Date”):  (a) except as (i) set forth in any Sprint Filed SEC Documents (as defined in the Business Combination Agreement), excluding any disclosures in such Sprint Filed SEC Documents (as defined in the Business Combination Agreement) contained in any risk factors section, any section related to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature, or (ii) except as disclosed in the disclosure letter delivered by Sprint to T-Mobile (as defined in the

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Business Combination Agreement) at or prior to the execution of the Business Combination Agreement, since March 31, 2017, there have been no Effects (as defined in the Business Combination Agreement) that, individually or in the aggregate, have had or would reasonably be expected to have a “Material Adverse Effect on Sprint” (as defined in the Business Combination Agreement), (b) the execution and delivery by the Borrower and the Guarantors of definitive documentation for such Facility consistent with this Commitment Letter, the applicable Term Sheet and the Fee Letter and subject to the Documentation Provision and (c) the satisfaction or waiver of the other conditions expressly set forth in Exhibit D attached hereto.  For purposes of the foregoing, “Material Adverse Effect” means any Material Adverse Effect on Sprint (as defined in the Business Combination Agreement).  It is understood that there are no conditions (implied or otherwise) to the commitment hereunder (including compliance with the terms of this Commitment Letter, the Term Sheets, the Fee Letter, the definitive documentation for the Facilities or otherwise) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the funding duly requested by the Borrower under each Facility on the Closing Date shall occur).

Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the definitive documentation for the Facilities or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the making and accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (i) the representations made by Sprint in the Business Combination Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right under the Business Combination Agreement to terminate your obligations under the Business Combination Agreement or not to consummate the Acquisition as a result of such representations in the Business Combination Agreement being inaccurate (the “Business Combination Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for each Facility shall be in a form such that such Facility is available on the Closing Date if the Funding Conditions are satisfied or waived (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code or (y) the delivery of stock certificates of any material domestic subsidiary of the Company or any Guarantor (other than any subsidiary of Sprint to the extent the stock certificates of such subsidiary were not obtained after the Company’s commercially reasonable efforts on or prior to the Closing Date) which are required to be delivered under the Term Sheets) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so (consistent with the Business Combination Agreement), the provision or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities and the making of the initial loans and other extensions of credit thereunder on the Closing Date, but shall be required to be perfected within 90 days after the Closing Date (in each case subject to extensions granted by the applicable Administrative Agent, in its sole discretion)).  For purposes hereof, (x) “Specified Representations” means the representations and warranties of the Borrower and each of the Guarantors set forth in the applicable Term Sheet with respect to (A) organization and power, authorization, due execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for such Facility by the Borrower and the Guarantors; (B) the enforceability with respect to the Borrower and Guarantors of the definitive documentation for such Facility (subject to customary enforceability exceptions); (C) noncontravention by the definitive documentation for such Facility with respect to the organizational documents of the Borrower and the Guarantors; (D) Federal Reserve margin regulations; (E) Investment Company Act status of the Borrower and the Guarantors; (F) use of proceeds of the loans under such Facility not in violation of OFAC and FCPA; (G) solvency as of the Closing Date of the Company and its subsidiaries (including Sprint and its subsidiaries) on a consolidated basis (with solvency to be defined in a manner consistent with the form of solvency certificate attached as Exhibit E); (H) the creation, validity and perfection of the security interests in the Collateral (subject in all respects to the limitations set forth above in this paragraph), (I) the PATRIOT Act and (J) absence of a Specified Event of Default and (y) “Specified Event of Default” means a bankruptcy event of default with respect to

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the Company or the Borrower.  The provisions of this paragraph are referred to as the “Documentation Provision”.

You agree (a) to indemnify and hold harmless each of the Initial Lenders and Arrangers and each of their affiliates, and each of the respective officers, directors, employees, members, partners, trustees, advisors, agents and controlling persons of the foregoing and their respective successors and assigns (each, an “indemnified person”), from and against any and all losses, claims, damages and liabilities, and expenses reasonably related thereto, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Original Commitment Letter, the Term Sheets, the Fee Letter, the Original Fee Letter (as defined in the Fee Letter), the Facilities and the actual or proposed use of the proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto (and regardless of whether such matter is initiated by you or by any other person) (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (it being agreed that, notwithstanding the foregoing, you shall not be responsible for the reimbursement of fees, charges and disbursements of more than one firm of counsel for all the indemnified persons and, if deemed reasonably necessary by us, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case for all indemnified persons, except where any indemnified person reasonably believes that an actual or perceived conflict of interest exists affecting such indemnified person and informs you of such conflict, in which case you shall also be responsible for the reimbursement of fees, charges and disbursements of one firm of counsel (and, if deemed reasonably necessary by such indemnified person, one firm of regulatory and/or one firm of local counsel in each appropriate jurisdiction) for such indemnified person); provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such indemnified person or any Related Person thereof (as defined below) or a material breach of the agreements set forth herein of such indemnified person or any of its Related Persons or (ii) to the extent resulting from any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person against any other indemnified person, other than claims against any Initial Lender or Arranger in its capacity in fulfilling its role as an agent or arranger or any other similar role under the Facilities; and (b) to reimburse the Initial Lenders, the Arrangers and each of their affiliates upon demand for all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of one firm of outside counsel (and, if deemed reasonably necessary by us, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction)) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Original Commitment Letter, the Term Sheets, the Fee Letter, the Original Fee Letter and the definitive documentation for the Facilities) or the amendment, modification or waiver of any thereof.  No indemnified person shall be liable for any damages arising from the use of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person or any of its Related Persons, and no party hereto shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Original Commitment Letter, the Term Sheets, the Fee Letter, the Original Fee Letter, the Facilities or its activities related thereto; provided that nothing contained in this sentence will limit your indemnity and reimbursement obligations set forth in this paragraph.  For purposes hereof, a “Related Person” of an indemnified person means (a) any controlling person, controlled affiliate or subsidiary of such indemnified person, (b) the respective directors, officers or employees of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons, and (c) the respective agents and advisors of such indemnified person or any of its subsidiaries,

9

controlled affiliates or controlling persons (with respect to this clause (c), in each case acting at the direction of such indemnified person or such subsidiaries, controlled affiliates or controlling persons).

You will not, without the prior written consent of the applicable indemnified person (which shall not be unreasonably withheld), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person.  You will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without your prior written consent (which shall not be unreasonably withheld); provided that the foregoing indemnity will apply to any such settlement, compromise, consent or termination in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement, compromise, consent or termination and elected not to assume such defense; and provided, further, that if a Proceeding is settled, compromised, consented to or terminated with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above.

This Commitment Letter shall not be assignable by you without the prior written consent of each of the Initial Lenders and the Arrangers (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, create any rights in favor of or be enforceable by or at the request of any person other than the parties hereto and the indemnified persons.  Except (x) as provided in the eighth paragraph of this Commitment Letter and (y) with respect to assignments between GSLP and GS Bank, the Initial Lenders may not assign all or any portion of their respective commitments in respect of any Facility hereunder (and any purported assignment without such consent shall be null and void).  The commitments hereunder of the Initial Lenders with respect to each Facility shall be superseded by the commitments in respect of such Facility set forth in the definitive credit agreement for such Facility, so long as such definitive credit agreement for such Facility is consistent with the terms of this Commitment Letter and the exhibits and annexes attached hereto (including the terms contained under the caption “Certain Funds” in the applicable Term Sheet) and such facility does not contain any conditions to funding other than the Funding Conditions, and upon the execution and delivery of such definitive credit agreement for such Facility by all of the parties thereto and the effectiveness of such definitive credit agreement, each Initial Lender shall be released from its commitment hereunder.  Any and all obligations of, and services to be provided by, any Initial Lender or Arranger hereunder may be performed, and any and all rights of any Initial Lender or Arranger hereunder may be exercised, by or through its affiliates; provided that such Initial Lender or Arranger shall not be relieved of any of its obligations hereunder in the event any such affiliate shall fail to perform such obligation in accordance with the terms hereof.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that (a) the interpretation of Material Adverse Effect and whether a Material Adverse Effect has occurred, (b) the accuracy of any Business Combination Agreement Representations and whether as a result of a breach

10

thereof you (or any of your affiliates) have the right under the Business Combination Agreement to terminate your obligations under the Business Combination Agreement or not to consummate the Acquisition as a result of such representations in the Business Combination Agreement being inaccurate and (c) whether the Acquisition has been consummated in accordance with the Business Combination Agreement, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the county of New York over any suit, action or proceeding directly or indirectly arising out of, relating to, based upon or as a result of this Commitment Letter, the Original Commitment Letter, the Term Sheets, the Fee Letter, the Original Fee Letter or the transactions contemplated hereby or thereby.  Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at the address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.  Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.   Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR BASED UPON OR AS A RESULT OF THIS COMMITMENT LETTER, THE ORIGINAL COMMITMENT LETTER, THE TERM SHEETS, THE FEE LETTER, THE ORIGINAL FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Original Commitment Letter, the Term Sheets, the Fee Letter, the Original Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person, except that (a) this Commitment Letter, the Original Commitment Letter, the Term Sheets, the Fee Letter, the Original Fee Letter and their terms and substance may be disclosed to your and Deutsche Telekom AG’s (“DT”), and your and DT’s respective subsidiaries, and the respective directors, officers, employees, agents, auditors, attorneys and other advisors and representatives of each of you, DT and your respective subsidiaries who are directly involved in the consideration of this matter and informed of the confidential nature thereof; (b) this Commitment Letter, the Original Commitment Letter, the Term Sheets and their terms and substance (and a version of the Fee Letter and the Original Fee Letter redacted in the manner reasonably acceptable to the Arrangers) may be disclosed (i) to Sprint, SoftBank Group Corp. (“SoftBank”), and their respective directors, officers, employees, agents, auditors, attorneys and other advisors and representations who are directly involved in the consideration of the Acquisition and informed of the confidential nature thereof and (ii) to the extent requested by them, to Moody’s, S&P and Fitch on a confidential basis; (c) this Commitment Letter, the Original Commitment Letter, the Term Sheets and their terms and substance (but not the Fee Letter, the Original Fee Letter or, except as specified below, their terms or substance) may be disclosed (i) in any prospectus, offering memorandum or confidential information memorandum relating to any Permanent Financing and (ii) in one or more filings with the Securities and Exchange Commission; provided that, notwithstanding the foregoing, you may disclose the aggregate amount payable as fees under the Fee Letter or the Original Fee Letter in any of the foregoing as part of the generic aggregate transaction expenses included in any sources and uses disclosure; (d) this Commitment Letter, the Original Commitment Letter, the Term Sheets, the Fee Letter, the Original Fee Letter and their terms and substance otherwise may be disclosed as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by governmental authority (in which case you agree to the extent permitted by applicable law to inform us promptly

11

thereof); or (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof or thereof; provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the Original Fee Letter and their terms and substance) after this Commitment Letter has been accepted by you and it has become publicly available or, if not made publicly available, on the date that is two years following the termination of this Commitment Letter in accordance with its terms.

Each Arranger and Initial Lender shall use all non-public information provided to it by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this letter agreement and shall treat confidentially all such information, except in each case for information that was or becomes publicly available other than by reason of disclosure by such Arranger or Initial Lender in violation of this letter agreement or was or becomes available to such Arranger or Initial Lender or its affiliates from a source which is not known by such Arranger or Initial Lender to be subject to a confidentiality obligation to the Company, provided that nothing herein shall prevent such Arranger or Initial Lender from disclosing any such information (i) to lenders or prospective lenders, participants or assignees under the Facilities or prospective hedge providers, in each case, on a confidential basis, (ii) to the extent requested by them, to Moody’s, S&P and Fitch on a confidential basis, (iii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by governmental authority (in which case we agree to the extent permitted by applicable law to inform you promptly thereof (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (iv) to such Arranger’s or Initial Lender’s employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (v) to any of its affiliates (with such Arranger or Initial Lender being responsible for its affiliate’s compliance with this paragraph) and its affiliates’ employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (vi) upon the request or demand of any regulatory authority having jurisdiction over it or any of its affiliates, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective representatives in breach of this Commitment Letter or the Original Commitment Letter, (viii) to the extent that such information is independently developed by us or is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, DT, Sprint, SoftBank or any of your or their respective affiliates or related parties, (ix) to establish a due diligence defense or (x) to enforce their respective rights hereunder or under the Original Commitment Letter, Fee Letter or the Original Fee Letter.  In addition, each Arranger and Initial Lender may disclose the existence of the Facilities and the information about the Facilities to market data collectors, similar services providers to the lending industry and service providers to the Arrangers or Initial Lenders in connection with the administration and management of the Facilities.  This undertaking by each Arranger or Initial Lender shall automatically terminate on the date that is two years from the Original Signing Date.  Nothing in this letter agreement precludes any Arranger or Initial Lender or its affiliates from using or disclosing any confidential information in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting or exercising any of its rights, remedies or interests.

You agree that each of us will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter, or the communications pursuant hereto or otherwise, will be deemed to create an advisory, fiduciary or agency relationship or fiduciary duty between any of us, on the one hand, and you, Sprint or your or its subsidiaries, affiliates or equityholders, on the other, irrespective of whether any of us has advised or is advising you on other matters.  You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions among us and you, (b) in

12

connection therewith and with the process leading to such transactions, each of us is acting solely as a principal and not as an agent or fiduciary of you, Sprint, your or its subsidiaries and affiliates or any other person, and none of us has assumed (and will not be deemed on the basis of our communications or activities hereunder to have assumed) an advisory or fiduciary responsibility or any other obligation in favor of you, Sprint, your or its subsidiaries or affiliates or any other person (irrespective of whether any of us or any of our affiliates are concurrently providing other services to you), and (c) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto and have consulted your own legal and financial advisors to the extent you have deemed appropriate.  You hereby waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the financing transactions contemplated by this Commitment Letter and agree that none of us shall have any liability (whether direct or indirect) in connection with the financing transactions contemplated by this Commitment Letter to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees and creditors.

You acknowledge that each of us and our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or Sprint may have conflicting interests.  Each of us agrees that it will not use confidential information obtained from you in connection with the transactions contemplated hereby in connection with the performance by it of services for other companies, or will furnish any such information to other companies.  You also acknowledge that none of us has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each of us, together with our affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, each of us and our affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any of us, any of our affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

As you know, Goldman Sachs & Co. LLC has been retained by the Company (or one of its affiliates) and DT as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Transactions. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of Goldman Sachs & Co. LLC as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs or its affiliates.

The provisions contained herein relating to compensation, expense reimbursement, indemnification, governing law, submission to jurisdiction, waiver of breach of fiduciary duty or alleged breach of fiduciary duty, waiver of jury trial and confidentiality and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the commitment hereunder, and whether or not definitive documentation for any Facility shall be executed (except to the extent a similar provision relating to expense reimbursement and indemnification (covering the parties

13

and matters covered by the analogous provisions of this Commitment Letter) is also in the definitive documentation for such Facility, in which case such provision in the definitive documentation for such Facility shall govern upon execution thereof).  The provisions contained herein relating to syndication and information shall remain in full force and effect whether or not definitive documentation for any Facility shall be executed.

Each of the Initial Lenders and Arrangers hereby notifies you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and the Lenders are required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address and other information of the Borrower and the Guarantors that will allow the Initial Lenders, the Arrangers and Lenders to identify the Borrower and the Guarantors in accordance with the Patriot Act.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to fund or otherwise extend credit under the commitments hereunder subject only to satisfaction of the Funding Conditions.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us an executed counterpart hereof and of the Fee Letter, to the Arrangers, in each case not later than 11:59 p.m. New York City time, on May 15, 2018, failing which the Initial Lenders’ commitments and the agreements of the Initial Lenders and Arrangers hereunder will expire at such time.  In the event the Closing Date does not occur on or before 11:59 p.m. (New York time), on the Outside Date (as defined in the Business Combination Agreement as in effect on the Original Signing Date) (or, if the Outside Date (as defined in the Business Combination Agreement as in effect on the Original Signing Date) shall have been extended (on one or more occasions) as provided in Section 8.1(b)(i) of the Business Combination Agreement, then on such extended Outside Date), the Initial Lenders’ commitments and the agreements of the Commitment Parties hereunder will automatically expire and terminate at such time, without any further action or notice and without any further obligation. Notwithstanding the foregoing, this Commitment Letter shall also terminate upon the earlier of (i) the valid termination of the Business Combination Agreement in accordance with its terms or (ii) the consummation of the Acquisition with the use of the Facilities (after the funding thereof) or without the use of the Facilities (unless the Commitment Parties have failed to fund in breach of their obligations hereunder); provided that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

The Original Commitment Letter shall be superseded hereby in its entirety upon the effectiveness of this Commitment Letter; provided notwithstanding anything to the contrary herein, the Original Commitment Parties shall be entitled to the benefits of the indemnification and expense reimbursement provisions of this Commitment Letter as if they were in effect on the Original Signing Date.

[Signature pages follow.]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

[Signature Page to Project Lakes Commitment Letter]

BARCLAYS BANK PLC

/s/ Robert Chen
Name:	Robert Chen
Title:	Managing Director

[Signature Page to Project Lakes Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Authorized Signatory

By	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

by	/s/ Jeb Slowik
	Name:	Jeb Slowik
	Title:	Managing Director

[Signature Page to Project Lakes Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Scott Sartorius
	Name:	Scott Sartorius
	Title:	Managing Director

By	/s/ Christopher Blum
	Name:	Christopher Blum
	Title:	Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By	/s/ Scott Sartorius
	Name:	Scott Sartorius
	Title:	Managing Director

By	/s/ Christopher Blum
	Name:	Christopher Blum
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By	/s/ Scott Sartorius
	Name:	Scott Sartorius
	Title:	Managing Director

By	/s/ Christopher Blum
	Name:	Christopher Blum
	Title:	Managing Director

[Signature Page to Project Lakes Commitment Letter]

GOLDMAN SACHS LENDING PARTNERS LLC

by	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA

by	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Signature Page to Project Lakes Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

by	/s/ Reagan Philipp
	Name:	Reagan Philipp
	Title:	Authorized Signatory

[Signature Page to Project Lakes Commitment Letter]

ROYAL BANK OF CANADA

by	/s/ James S. Wolfe
	Name:	James S. Wolfe
	Title:	Managing Director

[Signature Page to Project Lakes Commitment Letter]

BNP PARIBAS

By	/s/ Barbara E. Nash
	Name:	Barbara E. Nash
	Title:	Managing Director

By	/s/ Maria Mulic
	Name:	Maria Mulic
	Title:	Director

BNP PARIBAS SECURITIES CORP.

By	/s/ Nicole Rodriguez
	Name:	Nicole Rodriguez
	Title:	Director

By	/s/ Brendan Heneghan
	Name:	Brendan Heneghan
	Title:	Director

[Signature Page to Project Lakes Commitment Letter]

COMMERZBANK AG, NEW YORK BRANCH

By	/s/ Ignacio Campillo
	Name:	Ignacio Campillo
	Title:	Head of Corporate Finance &
Client Coverage North America

By	/s/ Paolo de Alessandrini
	Name:	Paolo de Alessandrini
	Title:	Managing Director, TMT Sector
Head Amercas

[Signature Page to Project Lakes Commitment Letter]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By	/s/ Gary Herzog
	Name:	Gary Herzog
	Title:	Managing Director

By	/s/ Jill Wong
	Name:	Jill Wong
	Title:	Director

[Signature Page to Project Lakes Commitment Letter]

TD SECURITIES (USA) LLC

By	/s/ William Balassone
	Name:	William Balassone
	Title:	Managing Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By	/s/ Pradeep Mehra
	Name:	Pradeep Mehra
	Title:	Authorized Signatory

[Signature Page to Project Lakes Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Matthew Pfeiffer
	Name:	Matthew Pfeiffer
	Title:	Vice President

WELLS FARGO SECURITIES, LLC

By	/s/ Marc A. Birenbaum
	Name:	Marc A. Birenbaum
	Title:	Managing Director

[Signature Page to Project Lakes Commitment Letter]

BANCO SANTANDER, S.A., NEW YORK BRANCH

By	/s/ Rita Walz-Cuccioli
	Name:	Rita Walz-Cuccioli
	Title:	Executive Director Banco Santander, S.A., New York Branch

By
	Name:	Terence Corcoran
	Title:	Executive Director Banco Santander, S.A., New York Branch

[Signature Page to Project Lakes Commitment Letter]

SG AMERICAS SECURITIES, LLC

By	/s/ Jonathan Logan
	Name:	Jonathan Logan
	Title:	Director

SOCIETÉ GENERALE

by	/s/ Jonathan Logan
	Name:	Jonathan Logan
	Title:	Director

[Signature Page to Project Lakes Commitment Letter]

SUNTRUST BANK

By	/s/ David J. Sharp
	Name:	David J. Sharp
	Title:	Director

SUNTRUST ROBINSON HUMPHREY, INC.

By	/s/ Peter Almond
	Name:	Peter Almond
	Title:	Managing Director

[Signature Page to Project Lakes Commitment Letter]

NATIONAL WESTMINSTER BANK plc

By	/s/ Nathan Stromberg
	Name:	Nathan Stromberg
	Title:	Managing Director

NATWEST MARKETS PLC

By	/s/ Nathan Stromberg
	Name:	Nathan Stromberg
	Title:	Managing Director

[Signature Page to Project Lakes Commitment Letter]

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Eugene Butera
	Name:	Eugene Butera
	Title:	Vice President

[Signature Page to Project Lakes Commitment Letter]

Accepted and agreed to as of

the date set forth above by:

T-MOBILE USA, INC.,

By	/s/ J. Braxton Carter
	Name:	J. Braxton Carter
	Title:	Chief Financial Officer

[Signature Page to Project Lakes Commitment Letter]

EXHIBIT A

PROJECT LAKES
US$11.0 Billion Senior Secured Credit Facility

Summary of Terms and Conditions(3)

Borrower:	T-Mobile USA, Inc., a Delaware corporation (the “Borrower”).

Facilities:

A US$4.0 billion five-year revolving credit facility (the “Revolving Credit Facility”) and a US$7.0 billion seven-year term loan facility (the “Term Loan Facility”, and together with the Revolving Credit Facility, the “Senior Credit Facilities”).

Joint Lead Arrangers and Joint Lead Bookrunners:	Barclays, CSLF, DBSI, GS Bank, MSSF and RBCCM (in such capacities, the “Lead Arrangers”).

Other Bookrunners:

BNPPSC, Commerzbank, CACIB, TD Securities and Wells Fargo Securities will act as bookrunners for the Revolving Credit Facility and as co-managers for the Term Loan Facility (in such capacities, the “Other Bookunners”).

Co-Managers:	Banco Santander, SGAS, STRH, NatWest and U.S. Bank (in such capacities, the “Co-Managers” and, together with the Other Bookrunners and the Lead Arrangers, the “Arrangers”).

Administrative and Collateral Agent:	DBNY (in such capacities, the “Senior Administrative Agent” and the “Senior Collateral Agent”).

Syndication Agents:	Barclays, CSLF, DBSI, GS Bank, MSSF and RBCCM.

Lenders:

A syndicate of lenders reasonably acceptable to the Borrower, including Barclays, CS, DBNY, Goldman Sachs, MSSF, RBC, BNP, Commerzbank, CACIB, TD Bank, Wells Fargo Bank, Banco Santander, SG, SunTrust, NatWest and U.S. Bank and excluding Disqualified Lenders (collectively, the “Lenders”).

Transactions:

The Company intends to acquire (the “Acquisition”), all the issued and outstanding equity interests Sprint Corporation (“Sprint”), pursuant to a Business Combination Agreement, dated as of April 29, 2018, by and among the Company, Sprint and the other parties thereto (the “Business Combination Agreement”).  In connection with the foregoing, the Company will (a) obtain the Senior Credit Facilities, (b) obtain the Secured Bridge Facility (as defined in Exhibit B), the Unsecured Bridge Facility (as defined in Exhibit C), and/or the Permanent Financing, (c) consummate the Refinancing (as defined in the Fee Letter), and (d) pay the fees and expenses incurred in connection with the foregoing.  It is anticipated that all or a portion of the Secured Bridge Facility and/or the Unsecured Bridge Facility may be replaced or refinanced by, among

(3)                                 Capitalized terms used but not otherwise defined in this Exhibit A have the meanings assigned thereto in the Commitment Letter to which this Exhibit A is attached, including the other exhibits thereto.

other things, (i) the issuance of unsecured notes (any such unsecured notes issued prior to or on the Closing Date, the “Initial Unsecured Notes”) or secured notes (any such secured notes issued prior to or on the Closing Date, the “Initial Secured Notes”) of the Borrower or its subsidiaries in a public offering or in a Rule 144A or other private placement and/or (ii) other financing entered into by the Borrower or its subsidiaries the proceeds of which are used or required to be used to reduce the commitments in respect of the Bridge Facilities or if the Bridge Facilities have been funded, to repay the loans thereunder (any combination of clauses (i) and (ii), collectively, the “Permanent Financing”).  The transactions described in this paragraph are collectively referred to as the “Transactions”.

Availability:

The Term Loan Facility will be available in a single drawing on the Closing Date.  Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

The Revolving Credit Facility will be available from and after the Closing Date.  Amounts repaid under the Revolving Credit Facility may be reborrowed, subject to the limitations set forth herein.

Guarantors:

T-Mobile US, Inc. (“Parent”), each subsidiary of Parent that, directly or indirectly, owns equity interests of the Borrower and each wholly-owned U.S. restricted subsidiary of the Borrower (including, from and after the Closing Date, Sprint and each of its wholly-owned U.S. restricted subsidiaries), other than each Excluded Subsidiary, will guarantee (the “Guarantees”) the Senior Credit Facilities, the Permitted Secured Hedging Obligations and the Permitted Cash Management Obligations, subject to the same exceptions and limitations (if any) applicable to such Guarantor’s guarantee of the Borrower’s obligations under the senior notes issued by the Borrower and outstanding as of the Original Signing Date (the “Existing T-Mobile Notes”).

“Excluded Subsidiary” will be defined in a customary manner to be agreed, and in any case exclude:

i.                  “Immaterial Subsidiaries” (to be defined as any subsidiary having less than 2.5% of the Borrower’s consolidated total assets; provided that the aggregate total assets of all immaterial subsidiaries shall not exceed 5.0% of the Borrower’s consolidated total assets);

ii.               direct or indirect domestic subsidiaries of any foreign subsidiary of the Borrower that is a controlled foreign corporation for U.S. federal income tax purposes (a “CFC”);

iii.            any domestic subsidiary that owns no material assets (directly or through subsidiaries) other than equity interests of one or more foreign subsidiaries of the Borrower that are CFCs (a “FSHCO”);

iv.           any insurance subsidiary;

v.              any subsidiary organized in a jurisdiction other than the United States, any State thereof or the District of Columbia (including, for the avoidance of doubt, any subsidiary organized in a territory of the United States);

vi.           existing and future spectrum SPVs (each, a “Spectrum SPV”), receivables SPVs and tower SPVs;

vii.        any subsidiary that is prohibited from guaranteeing the obligations under the loan documents by any applicable law or that would require consent, approval, license or authorization of a governmental authority to guarantee such obligations (unless such consent, approval, license or authorization has been received);

viii.     each subsidiary that is prohibited by any applicable contractual requirement on the Closing Date or on the date of the acquisition of such subsidiary (not created in contemplation of the acquisition by the Borrower of such subsidiary) from guaranteeing the obligations under the loan documents (and for so long as such restriction or any replacement or renewal thereof is in effect);

ix.           any other subsidiary if in the reasonable good faith determination of the Borrower in consultation with the Senior Administrative Agent, a guarantee by such subsidiary would result in materially adverse tax or regulatory consequences to the Borrower or any of its subsidiaries; and

x.              any other subsidiary with respect to which the Senior Administrative Agent reasonably agrees that the cost or other consequences of providing a guarantee is likely to be excessive in relation to the value to be afforded thereby.

Notwithstanding the foregoing or anything herein to the contrary, (I) each of Sprint and its subsidiaries will not be required to guarantee the Senior Credit Facilities until the first date on or after the Closing Date that Sprint or such subsidiary actually guarantees the Existing T-Mobile Notes; (II) the guarantees of the Senior Credit Facilities by Sprint, Sprint Communications, Inc. (“Sprint Communications”) and Sprint Capital Corp. (“Sprint Capital”, and together with Sprint and Sprint Communications, the “Unsecured Guarantors”) will not be secured; and (III) each Subsidiary of the Parent that guarantees any of the Existing T-Mobile Notes will guarantee the Senior Credit Facilities.

In addition, notwithstanding anything contained herein to the contrary, no Guarantor shall be jointly and severally liable or guarantee or provide any collateral as security for any Permitted Secured Hedging Obligations if, and to the extent that such liability or such guaranty of such swap obligation is or becomes illegal under the Commodity Exchange Act.

Security:

Subject to the limitations set forth below in this section and the Documentation Provision, the obligations of the Borrower and each Guarantor (other than each Unsecured Guarantor and each SPV Holdco for which the Borrower has made an Unsecured SPV Holdco Election (as defined below)) in respect of the Senior Credit Facilities, (unless the Borrower otherwise elects by notice to the Senior Administrative Agent at the time it enters into such obligation or the agreement governing such obligation) any hedging obligations of the Borrower owed to a Lender, the Senior Administrative Agent, the Arrangers or their respective affiliates or to an entity that was a Lender, the Senior Administrative Agent, Arranger or affiliate thereof at the time of such transaction (“Permitted Secured Hedging Obligations”) and (unless the Borrower otherwise elects by notice to the Senior Administrative Agent at the time it enters into such obligation or the agreement governing such obligation) any treasury management obligations of the Borrower owed to a Lender, the Senior Administrative Agent, the Arrangers or their respective affiliates or to an entity that was a Lender, the Senior Administrative Agent, Arranger or affiliate thereof at the time of such transaction (“Permitted Cash Management Obligations”) will be secured by the following: a perfected first priority (subject to liens permitted under the Senior Credit Facilities) security interest in substantially all of its tangible and intangible personal property assets, including U.S. intellectual property, licenses, permits, material intercompany indebtedness, and all of the capital stock directly owned by the Borrower and each such Guarantor (but limited in the case of voting stock of any CFC or FSHCO to 65% of the voting stock of such CFC or FSHCO) (the items described above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following:

i.                  any interest in real property;

ii.               motor vehicles and other assets subject to certificates of title (except to the extent perfection can be obtained by filing of financing statements), letter of credit rights (except to the extent perfection can be obtained by filing of financing statements) and commercial tort claims (except to the extent perfection can be obtained by filing of financing statements);

iii.            any lease, license or other similar agreement or any property subject to a purchase money security interest, capital lease or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or other agreement or purchase money arrangement, capital lease, or similar arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or a

Guarantor) after giving effect to the applicable anti-assignment provisions of applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition;

iv.           any “intent to use” trademark applications prior to the issuance of a statement of use with respect thereto;

v.              (i) any governmental licenses or state or local franchises, licenses, permits, charters and authorizations, to the extent security interests therein are prohibited or restricted thereby and (ii) any equity in a regulated subsidiary or any asset owned by a regulated subsidiary to the extent prohibited by any law, rule or regulation or that would if pledged, in the good faith judgment of Parent, result in adverse regulatory consequences or impair the conduct of the business of Parent or such subsidiaries, in each case of clauses (i) and (ii) after giving effect to the applicable anti-assignment provisions of applicable law;

vi.           any equity interests of (a) unrestricted subsidiaries, (b) Parent, (c) any Immaterial Subsidiary, (d) any captive insurance subsidiaries, (e) any not-for-profit subsidiaries, (f) any receivables SPVs and tower SPVs,  and (g) any person that is not a wholly-owned restricted subsidiary to the extent the granting of a security interest therein would violate the terms of such person’s organizational documents or any shareholders’ agreement or joint venture agreement relating to such person;

vii.        assets securing any permitted receivables transaction;

viii.     any assets to the extent a pledge thereof would be prohibited by applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of applicable law, or by any applicable contractual requirement on the Closing Date or on the date of the acquisition of such subsidiary (not created in contemplation of the acquisition by the Borrower of such subsidiary) (and for so long as such restriction or any replacement or renewal thereof is in effect);

ix.           any assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Internal Revenue Code) as reasonably determined by the Borrower in consultation with the Senior Administrative Agent;

x.              margin stock;

xi.           any assets as to which the Senior Collateral Agent reasonably determines in consultation with the Borrower that the costs of obtaining a security interest are excessive in relation to the value of the security afforded thereby;

xii. any assets (including equity interests) held by a Spectrum SPV;

xiii.     for the avoidance of doubt, any assets held by an Unsecured Guarantor and, if the Borrower makes the Unsecured SPV Holdco Election, any assets (any equity interests issued by any Spectrum SPV) held by the applicable SPV Holdco;

xiv.    FCC Licenses, but solely to the extent that at any time the Senior Administrative Agent may not validly possess a security interest directly in the FCC Licenses pursuant to the Communications Act of 1934, as amended, and the regulations promulgated thereunder, as in effect at such time provided that, to the maximum extent permitted by law, the economic value of the FCC Licenses, all rights incident or appurtenant to the FCC Licenses and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment or transfer of the FCC License, shall not be excluded pursuant to this clause (xiii); and

xv. other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xiv) are collectively, the “Excluded Assets”).

In addition, in no event shall (1) deposit or securities account control agreements or control, lockbox or similar arrangements be required, (2) notices be required to be sent to account debtors or other contractual third parties unless an event of default has occurred and is continuing or (3) foreign-law governed security documents or perfection under foreign law be required.

The liens on the Collateral securing the Senior Credit Facilities will rank equally and ratably with the liens securing the Secured Bridge Facility and/or any Permanent Financing designated by the Borrower, existing and future secured spectrum leases under which the Borrower or any of its restricted subsidiaries are a party, and other secured debt or other obligations permitted to be incurred on an equal and ratable basis from time to time consistent with the Precedent Senior Credit Agreement, pursuant to a customary intercreditor or collateral trust agreement. Such intercreditor or collateral trust agreement will provide for control of collateral release decisions and other terms necessary to ensure that Section 314(d) of the Trust Indenture Act is inapplicable to any secured notes (including the Initial Secured Notes) secured thereunder.

Notwithstanding the foregoing or anything herein to the contrary, (i) no liens shall secure obligations of Sprint, Sprint Communications or Sprint Capital under the Guarantees thereof and (ii) to the extent that the granting, or continuation, of any lien or security interest on any assets of Sprint or any subsidiary of Sprint would require any Unsecured Guarantor’s existing senior notes to be secured on an equal and ratable basis, such lien shall not be required to be granted, or shall be released.

If the Borrower or any Subsidiary sells, transfers, conveys or otherwise disposes of any FCC Licenses or other spectrum or related property or assets to a Spectrum SPV in connection with the incurrence of Indebtedness by such Spectrum SPV, the liens on such property or assets securing the Senior Credit Facilities will be automatically released.

At any time or from time to time, the Borrower may by written notice to the Senior Administrative Agent elect (a “Unsecured SPV Holdco Election”) to cause the Guarantee by any Subsidiary that owns no material assets other than equity interests in one or more Spectrum SPVs or a holding company of one or more Spectrum SPVs (any such Subsidiary, a “SPV Holdco”) to become unsecured, so long as from and after such election the applicable SPV Holdco does not guarantee (except on a subordinated basis) the Existing T-Mobile Notes, the Unsecured Bridge Facility or any other Indebtedness, other than (a) the Secured Bridge Facility, (b) any Initial Secured Notes or other secured notes, (c) any other Indebtedness that is secured equal and ratably with the Senior Credit Facilities, the Secured Bridge Facility and/or the Initial Secured Notes, or (d) any Indebtedness of subsidiaries of such SPV Holdco.

Unrestricted Subsidiaries:

The definitive documents for the Senior Credit Facilities will contain customary provisions allowing the Borrower to, subject to no event of default, designate any restricted subsidiary as an unrestricted subsidiary or any unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries shall not be subject to the representations, warranties, covenants and events of default and the indebtedness, interest expense and results of operations of unrestricted subsidiaries will be excluded from financial calculations; provided that, the net income of any unrestricted subsidiary may be included in any period to the extent of any cash dividends actually paid in such period by such unrestricted subsidiaries to the Borrower or any of its restricted subsidiaries. The designation of an unrestricted subsidiary shall be deemed to be an investment in an amount equal to the fair market value of such subsidiary at the time of such designation and shall be subject to the restrictions on investments. The redesignation of an unrestricted subsidiary as a restricted subsidiary shall be deemed to be a return of investments equal to the fair market value of the subsidiary at the time of such redesignation and the incurrence at the time of such redesignation of any indebtedness and liens of such unrestricted subsidiary existing at such time.

On the Closing Date, the Borrower may designate as unrestricted subsidiaries (1) any receivables or towers SPV entities and (2) any subsidiaries which are also designated as unrestricted subsidiaries for purposes of the Borrower’s existing senior notes, in each case without any reduction of the borrower’s investment baskets.

Use of Proceeds:	The proceeds of the Term Loan Facility will be used by the Borrower on the Closing Date, together with cash on hand and/or drawings on other committed financing, to finance the Refinancing and the other Transactions, and otherwise for working capital and general corporate purposes of the Borrower and its subsidiaries (including permitted acquisitions, capital expenditures and permitted distributions).

The proceeds of the Revolving Credit Loans will be used (i) on the Closing Date, together with cash on hand and drawings on other committed financing, to finance the Refinancing and the other Transactions and (ii) on and after the Closing Date for the working capital and general corporate purposes of the Borrower and its subsidiaries (including permitted acquisitions, capital expenditures and permitted distributions). It is understood and agreed that Letters of Credit may be issued on the Closing Date to replace or provide credit support for any existing letters of credit of Sprint and its subsidiaries (including by “grandfathering” such existing letters of credit into the Revolving Credit Facility).

Maturity:	The Revolving Credit Facility will mature on the five-year anniversary of the Closing Date and, prior to the final maturity thereof, will not be subject to any scheduled amortization.

The Term Loan Facility will mature on the seven-year anniversary of the Closing Date and will amortize at a rate of 1% per annum (payable in four (4) equal quarterly installments, beginning after the first full quarter ending after the Closing Date), with the balance payable on the seventh anniversary of the Closing Date.

The definitive documents for the Senior Credit Facilities shall provide the right for individual Lenders under the Revolving Credit Facility and/or the Term Loan Facility to agree to extend the maturity date of the outstanding commitments under such Facility upon the request of the Borrower and without the consent of any other Lender pursuant to customary procedures to be agreed; provided, that no existing Lender will have any obligation to commit to any such extension; and, provided, further, that the commitment fees and/or interest rate payable with respect to the extended portion of the Revolving Credit Facility and/or Term Loan Facility may be increased as may be agreed with the extending Lenders, with such extension not subject to any financial test or “most favored nation” pricing provision.

Incremental Facilities:

The definitive documentation with respect to the Senior Credit Facilities will permit the Borrower to add one or more incremental term loan facilities to the Senior Credit Facilities (each, an “Incremental Term Facility” and the loans made under such facility or facilities, the “Incremental Term Loans”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Increase”; the Incremental Term Facilities and the Incremental Revolving Increases are collectively referred to as “Incremental Facilities”) in an aggregate principal amount for all such increases and incremental facilities not to exceed the sum of (a) the greater of (i) $22.0 billion and (ii) 1.00x Consolidated Cash Flow, (b)(i) the amount of any voluntary repayments of the Term Loan Facility (and/or any incremental term loan facility) other than those funded with the proceeds of long-term indebtedness and (ii) the amount of any permanent reduction in the commitments in respect of the Revolving Credit Facility (and/or any incremental revolving credit facility) other than those funded with the proceeds of long-term indebtedness, and (c) an unlimited amount, so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility and the use of the proceeds thereof (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated (x) as if any Incremental Revolving Increase were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of any Incremental Facility), with respect to any Incremental Facilities secured on an equal and ratable basis to the Senior Credit Facilities, the First Lien Secured Net Leverage Ratio(4) (to be defined in the definitive documentation for the Senior Credit Facilities) does not exceed 2.00 to 1.00 (or, with respect to any Incremental Facilities secured on a junior basis to the Senior Credit Facilities, the Senior Secured Net Leverage Ratio (to be defined in the definitive documentation for the Senior Credit Facilities) does not exceed 2.50 to 1.00, or with respect to any unsecured Incremental Facilities, the Total Net Leverage Ratio (to be defined in the definitive documentation for the Senior Credit Facilities) does not exceed 6.00 to 1.00) (provided that (I) Incremental Facilities will be deemed to be incurred under the foregoing clause (c) before clauses (a) and (b) and (II) to the extent amounts are incurred concurrently under the foregoing clauses (a), (b) and (c), the applicable ratio may exceed the applicable ratio level set forth in clause (c) to the extent of such amounts incurred in reliance on clauses (a) and (b)), provided that:

i. no existing Lender will be required to participate in any such Incremental Facility without its consent;

ii.               no event of default under the Senior Credit Facilities would exist after giving effect thereto (provided that, in the case of Incremental Facilities used to finance a permitted acquisition and to the extent the lenders participating in such Incremental Facility agree, this clause (ii) shall be tested at the time of the execution of the acquisition agreement related to such permitted acquisition);

iii.            all of the representations and warranties contained in the definitive documentation for the Senior Credit Facilities shall be true and correct in all material respects (or, in all respects, if qualified by materiality); provided that in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent the lenders participating in such Incremental Term Facility agree, this clause (iii) shall be

(4)                                 Indebtedness for purposes of determining the First Lien Secured Net Leverage Ratio, Senior Secured Net Leverage Ratio and Total Net Leverage Ratio shall be limited to indebtedness for borrowed money (including indebtedness of any Spectrum SPV, but excluding indebtedness in respect of tower securitizations, capital leases and purchase money debt, and other exceptions to be agreed), and such ratios shall allow all unrestricted cash and cash equivalent of the Company and its subsidiaries to be netted.

subject only to customary “specified representations” and “acquisition agreement representations” (i.e., those representations of the seller or the target (as applicable) in the applicable acquisition agreement that are material to the interests of the Lenders and only to the extent that the Company or its applicable subsidiary has the right to terminate its obligations under the applicable acquisition agreement as a result of the failure of such representations to be accurate);

iv.           the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term Loan Facility and the weighted average life of such Incremental Term Facility shall not be shorter than the then longest remaining weighted average life of the Term Loan Facility (in each case, other than with respect to (I) any Incremental Term Facility with amortization in excess of 1% per year that are marketed principally to commercial banks (as determined by the Borrower), (II) up to $5 billion of Incremental Facilities and (III) any “bridge loan” facilities that automatically convert or exchange into long-term debt otherwise meeting the requirements of this clause (iv) subject only to customary conditions and (IV) any Incremental Term Facility incurred to refinance the Secured Bridge Facility);

v.              in the case of an Incremental Revolving Increase, the maturity date of such Incremental Revolving Increase shall be the same as the maturity date of the Revolving Credit Facility, such Incremental Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Credit Facility and the Incremental Revolving Increase shall be on the same terms and pursuant to the exact same documentation applicable to the Revolving Credit Facility;

vi.           the Incremental Facilities will not be guaranteed by any subsidiaries of the Parent that do not guarantee the Senior Credit Facilities and, if secured, will be secured on an equal and ratable basis or junior basis by the same Collateral (as defined above) securing the Senior Credit Facilities;

vii. any Incremental Term Facility shall share not greater than ratably in any mandatory prepayments of the Term Loan Facility and such Incremental Term Facility;

viii.     any Incremental Term Facility shall otherwise be on terms (including pricing and fees) and pursuant to documentation to be determined by the Borrowers and the Additional Incremental Lenders (as defined below) providing the Incremental Term Facility; provided that to the extent such terms (other than pricing and fees) and documentation are not consistent with the applicable Senior Credit Facility (except to the extent permitted above in clauses (i)-(vii)), they shall be reasonably satisfactory to the Senior Administrative Agent (it being understood that, to the extent that any term is added for the benefit of any Incremental Term Facility, no consent shall be required from Lenders under the Term Loan Facility to the extent that such term is (a) also added for the benefit of the Term Loan Facility or (b) is only applicable after the maturity of the Term Loan Facility);

ix.           the Company shall be in compliance with the Financial Covenant on a pro forma basis (provided that, in the case of Incremental Facilities used to finance a Limited Condition Acquisition (to be defined in a manner to be agreed) and to the extent the lenders participating in such Incremental Facility agree, this clause (ix) and compliance with any representations, warranties, defaults or events of default shall be tested at the time of the execution of the acquisition agreement related to such Limited Condition Acquisition).

The definitive documentation with respect to the Senior Credit Facilities will not include any financial test with respect to the Incremental Facilities (other than as expressly set forth above).

The Borrowers may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other lenders (other than Disqualified Lenders) who will become Lenders in connection therewith (“Additional Incremental Lenders”); provided, further, that solely with respect to any Incremental Revolving Increase, the Senior Administrative Agent and the Issuing Lenders shall have consent rights (not to be unreasonably withheld, conditioned or delayed) with respect to such Additional Incremental Lender, if such consent would be required for an assignment of Revolving Loans or commitments, as applicable, to such Additional Incremental Lender.

The Senior Credit Facilities will permit the Borrower to utilize availability under the Incremental Facilities to issue notes that are (at the option of the Borrower) unsecured or secured by the Collateral on an equal and ratable or junior basis (“Incremental Notes”); provided that such notes:

i. do not mature prior to the date that is 91 days after the final stated maturity of, or have a shorter weighted average life than, loans under the initial Term Loans;

ii.               do not require mandatory prepayments to be made except, in the case of secured Incremental Notes, to the extent required to be applied pro rata to the Term Facility and any other equal and ratable secured debt;

iii. to the extent secured, shall not be secured by any lien on any asset of any Borrower or any Guarantor (as defined below) that does not also secure the Term Facility, or be guaranteed by any person other than the Guarantors;

iv. to the extent secured, shall be secured on an equal and ratable basis to the Senior Secured Credit Facility or a junior basis to the Senior Secured Credit Facilities; and

v. to the extent secured, shall be subject to intercreditor terms reasonably agreed between the Borrower and the Senior Administrative Agent.

Refinancing Facilities:

The definitive documentation with respect to the Senior Credit Facilities will permit the Borrower to refinance loans under the Term Loan Facility, indebtedness under the Initial Secured Notes and any other secured notes or other obligations ranking equally and ratably with the Senior Credit Facilities and any prior Refinancing Facility or replace commitments under the Revolving Credit Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, with the consent of the Borrower and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a equal and ratable basis with the Credit Facilities or secured notes or loans that are junior in right of security in the Collateral (any such notes or loans, “Refinancing Notes”); provided that

i.                  any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, the loans under the Term Loan Facility or other obligations being refinanced or repaid;

ii.               any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the revolving commitments being replaced;

iii.            there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not the Borrower or the Guarantors;

iv.           with respect to (1) Refinancing Notes or (2) any Refinancing Term Facility secured by liens on the Collateral that are junior in priority to the liens on the Collateral securing the Senior Credit Facilities, such agreements or liens will be subject to a customary intercreditor agreement;

v.              the covenants and events of default applicable to the Refinancing Facilities or Refinancing Notes shall either be no more restrictive taken as a whole as determined in good faith by the Borrower than the terms applicable to the Term Loan Facility or Revolving Credit Facility, as applicable, or such terms and conditions shall not apply until all then outstanding Revolving Commitments and Term Loans are no longer outstanding (unless such more restrictive terms are also added for the benefit of the existing Senior Credit Facilities); and

vi.           the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount (or committed amount) of the Term Loan Facility, Revolving Credit Facility or other obligations (as applicable) being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Term Loan Facility, Revolving Credit Facility or other obligations being refinanced or replaced will be permanently reduced, retired, redeemed or called for redemption substantially simultaneously with the issuance thereof.

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of $1,000,000,000 shall be available for the issuance of standby letters of credit (the “Letters of Credit”) by each of the Arrangers (or affiliates thereof) and other Lenders designated from time to time by the Borrower (with such Lender’s consent), with such sublimit to be divided among the Arrangers (and their affiliates) based on the amount of their respective commitments under the Revolving Credit Facility on the Closing Date (in such capacity, each, an “Issuing Lender”), which Letters of Credit shall be risk participated to all Lenders with commitments under the Revolving Credit Facility on a pro rata basis, to support obligations of the Borrower and its restricted subsidiaries.  The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance, unless otherwise agreed by the Issuing Lender and (ii) five business days prior to the maturity date of the Revolving Credit Facility; provided that any Letter of Credit may provide for the automatic renewal thereof for additional periods (which shall in no event extend beyond the date referred to in clause (ii) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with the Borrower’s own funds or with the proceeds of Revolving Credit Loans) on the immediately succeeding business day.  To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing

Lender on a pro rata basis based on their respective Revolving Credit Facility commitments.

Interest Rates and Fees:	As set forth on Annex I hereto.

Optional Commitment Reduction and Prepayment:

The Borrower will be permitted, upon written notice, to terminate in whole, or from time to time reduce in part, the commitments of the Lenders under the Senior Credit Facilities without penalty, in minimum amounts equal to the lesser of US$50,000,000 and the commitment of such Lender outstanding and in integral multiples of US$10,000,000 over US$50,000,000.

The Borrower will be permitted, upon same day notice for ABR loans and at least three business days’ notice for Eurodollar loans, to prepay loans under the Senior Credit Facilities in whole or in part, in minimum amounts equal to the lesser of US$50,000,000 and the amount outstanding and in integral multiples of US$10,000,000 over US$50,000,000.

Prepayment Premium:

In the event that, prior to the date that is six months after the Closing Date, the Borrower (i) makes any repayment, prepayment or repurchase of loans under the Term Loan Facility in connection with any Repricing Event (as defined below) or (ii) effects any amendment of the definitive documentation for the Senior Credit Facilities resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent on the date of effectiveness of such Repricing Event, for the ratable account of each of the Lender (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the loans under the Term Loan Facility so being prepaid, repaid or purchased and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the loans under the Term Loan Facility that are the subject of such Repricing Event and outstanding immediately prior to such amendment.

“Repricing Event”:  (a) any repayment, prepayment or repurchase of all or a portion of the loans under the Term Loan Facility with the proceeds of, or any conversion of loans under the Term Loan Facility into, any new or replacement debt financing (including new term loans under the definitive documentation for the Senior Credit Facilities) bearing interest with an all-in yield (as reasonably determined by the Administrative Agent in consultation with the Borrower and taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such term loans and (B) four years), but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such debt financing in their capacities as lenders or holders of such debt financing) less than the all-in yield applicable to the loans under the Term Loan Facility (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment (including pursuant to a replacement term loan) to the loans under the Term Loan Facility or any tranche thereof, in each case of clauses (a)

and (b) above, if the primary purpose of such repayment, prepayment or repurchase (as reasonably determined by the Administrative Agent in consultation with the Borrower) is to lower the all-in yield applicable to the loans under the Term Loan Facility that are repaid, prepaid or repurchased using the proceeds thereof (as determined on the same basis as provided in clause (a)). It is understood that “Repricing Events” shall not include any repayment, prepayment or refinancing of all or a portion of the Loans under the Term Loan Facility in connection with a “Change of Control” or a Specified Acquisition (as defined below).

“Specified Acquisition”:  any acquisition that is either (a) not permitted by definitive documentation for the Senior Credit Facilities immediately prior to the consummation of such acquisition or (b) if permitted by the definitive documentation for the Senior Credit Facilities immediately prior to the consummation of such acquisition, would not provide Parent and its subsidiaries with adequate flexibility under the definitive documentation for the Senior Credit Facilities for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

Mandatory Commitment Reduction and Prepayment:

The following amounts will be applied to prepay loans under the Term Loan Facility, in each case consistent with the Credit Agreement Documentation Principles:

•                  100% of the Net Cash Proceeds of any incurrence of Indebtedness after the Closing Date (other than indebtedness permitted under the definitive documents for the Senior Credit Facilities) by the Borrower or any of its restricted subsidiaries;

•                  100% (stepping down to 75% and 50% at First Lien Secured Net Leverage Ratios to be agreed) of the net cash proceeds in excess of an annual threshold to be mutually and reasonably agreed of any non-ordinary course Asset Sales (as defined in the Existing T-Mobile Notes) after the Closing Date of assets by the Borrower or any of its restricted subsidiaries ((subject to exceptions (including reinvestment rights and the ability to repay pari passu indebtedness ratably) consistent with the Precedent Senior Credit Agreement).  Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”).  Any prepayment amount declined by a Declining Lender (“Declined Amounts”) may be retained by the Borrower and shall increase the amount available under the restricted payment “builder basket”; and

•                  50% (stepping down to 25% and 0% at First Lien Secured Net Leverage Ratios 0.25x and 0.50x less than the closing date First Lien Secured Net Leverage Ratio, respectively) of Excess Cash Flow (to be defined in a manner to be agreed consistent with the Credit Agreement Documentation Principles, but in any event to be net the amount of funds expended during the applicable year in respect of permitted restricted payments, capital expenditures, acquisitions and other permitted investments and repayments and prepayments of indebtedness, in each case, to the extent not funded with the proceeds of long-term indebtedness); and without duplication of the foregoing, such repayments will be reduced dollar-for-dollar by the amount of any voluntary repayments of the Term Loan Facilities or the Revolving Credit Facility, to the extent such prepayments of the Revolving Credit Facility are accompanied by a permanent commitment reduction, and to any other debt (that is secured on a equal and ratable basis with the Secured Facilities) for each fiscal year of the Borrower, commencing with  full fiscal year ending December 31, 2020.

Notwithstanding the foregoing, the Term Loan Facility shall not be required to be repaid with the proceeds of Asset Sales pursuant to the second bullet point above to the extent the Borrower optionally reduces the commitments in respect of the Secured Bridge Facility (or, if such facilities have been funded, to repay any of the loans thereunder) by the amount of such mandatory reduction of the Term Loan Facility otherwise required hereby.

Prepayments Generally:

All prepayments of loans under the Senior Credit Facilities will be subject to, in the case of Eurodollar loans, compensation for breakage costs incurred by the Lenders if occurring other than on the last day of an interest period, but otherwise without penalty.

Documentation:

The Senior Credit Facilities will be documented under a credit agreement that will be substantially similar to, and no less favorable to the Borrower than, the Borrower’s existing Term Loan Credit Agreement, dated as of November 9, 2015 (as amended) with Deutsche Bank AG New York Branch, as administrative and collateral agent (with changes to delete references to DT as a lender thereunder) (the “Precedent Senior Credit Agreement”), except that (a) the negative covenants and related definitions therein shall be based on, and no less favorable to the Borrower than, the Borrower’s 4.750% Senior Notes due 2028 (as amended from time to time, the “Reference Notes”) (provided, however, that (I) changes in covenants upon achievement of investment grade ratings shall not apply, (II) basket sizes and thresholds shall be increased to reflect the increased size of the combined company, (III) the ability to have unlimited equal and ratable liens shall be removed, and (IV) customary SPV undertakings by each Spectrum SPV or other securitization entity that is a Restricted Subsidiary shall be permitted), (b) such changes shall be made thereto as are set forth on Annex II or as are necessary or reasonably appropriate to reflect the terms set forth in this Exhibit A and in the Commitment Letter to which this Exhibit A is attached, but in any event no less favorable to the borrower (the “Credit Agreement Documentation Principles”), (c) customary EU bail-in provisions shall be included in the definitive documentation for the Senior Credit Facilities and (d) a customary lender ERISA representation shall be included in the definitive documentation for the Senior Credit Facilities.  The security documents will be based on those entered into in connection with the Precedent

Senior Credit Agreement.  The intercreditor agreement will be based on a precedent mutually and reasonably determined by the Borrower and the Arrangers. The Precedent Senior Credit Agreement and the related loan documents shall be modified as mutually agreed to reflect the administrative and operational requirements of the Senior Administrative Agent.

Representations and Warranties:

Based on, and not less favorable to the Borrower than, the Credit Agreement Documentation Principles and limited to financial condition; no change; existence, compliance with law; power, authorization, enforceable obligations; no legal bar; litigation; no default; ownership of property, liens; intellectual property; taxes; federal regulations; labor matters; ERISA; Investment Company Act; use of proceeds; environmental matters; accuracy of information; security documents; solvency; PATRIOT Act, FCPA and OFAC and other EU laws with respect to sanctions.

Conditions Precedent to Funding:

The borrowings and other extensions of credit under the Senior Credit Facilities on the Closing Date will be subject solely to the Funding Conditions.

Except with respect to borrowings and other credit extensions on the Closing Date, each borrowing and each other extension of credit shall be subject only to the following conditions precedent: (i) delivery of notice of borrowing or request for issuance of letter of credit; (ii) accuracy of all representations and warranties in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)); and (iii) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit; provided, that with respect to any Incremental Facility incurred in connection with a Limited Condition Acquisition, at the election of the Borrower, clauses (ii) and (iii) shall be tested at the time the agreement for such Limited Condition Acquisition is entered into.

Certain Funds:

In the event the definitive documentation for the Senior Credit Facilities is entered into prior to the Closing Date other than an Escrow Funding (as defined in the Fee Letter) on the date any escrow credit agreement is entered into (the date such documentation is entered into, the “Effective Date”), then during the period from and including the Effective Date until after the funding of the loans on the Closing Date and the use of the proceeds thereof to consummate the Transactions (the “Certain Funds Period”), and notwithstanding (i) that any representation or warranty made on the Effective Date (excluding the Specified Representations) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants and negative covenants, (iii) any provision to the contrary in the definitive documentation for the Senior Credit Facilities or otherwise, or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Senior Administrative Agent nor any Lender shall be entitled to (1) cancel any of its commitments under the

Senior Credit Facilities (except as set forth in “Mandatory Commitment Reduction and Prepayment” above), (2) rescind, terminate or cancel the definitive documentation for the Senior Credit Facilities or exercise any right or remedy or make or enforce any claim under such definitive documentation, the related notes, the related fee letter or that it otherwise may have to the extent to do so would prevent, limit or delay the making of its loan on the Closing Date and the use of the proceeds thereof to consummate the Transactions, (3) refuse to make its loan; provided that the Funding Conditions have been satisfied; or (4) exercise any right of set-off or counterclaim in respect of its loan to the extent to do so would prevent, limit or delay the making of its loan on the Closing Date and the use of the proceeds thereof to consummate the Transactions. Notwithstanding anything to the contrary provided herein, (A) the rights and remedies of the Lenders and the Senior Administrative Agent shall not be limited in the event that any Funding Condition is not satisfied or waived on the Closing Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights and remedies of the Senior Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Clean-up Period

From the Closing Date until the date that is 60 days thereafter, any breach of a covenant, inaccuracy of or inability to make a representation or warranty (other than the Specified Representations) or any default or Event of Default (other than a Specified Event of Default) by reason of any matter or circumstance relating to Sprint or its subsidiaries will be deemed not to be a breach of a covenant, an inaccuracy of or failure to make a representation or warranty or a default or Event of Default if it (i) does not have a material adverse effect on the consolidated results of operations or financial condition of the Borrower and its subsidiaries (including Sprint and its subsidiaries) taken as a whole, such that the Borrower and its subsidiaries (including Sprint and its subsidiaries) taken as a whole would be unable to perform the payment obligations under the Senior Credit Facilities; (ii) was not knowingly procured or approved by the Borrower; (iii) is capable of remedy and reasonable steps are being taken to remedy it; and (iv) is not a breach of the covenants relating to the accession of Guarantors beyond the earlier of thirty (30) days after the Closing Date or the date on which any required Guarantor actually guarantees the Existing T-Mobile Notes.

Affirmative Covenants:

Consistent with the Credit Agreement Documentation Principles and limited to delivery of annual and quarterly financial statements and other information; delivery of notices of defaults or events of default; delivery of notice of certain ERISA events; delivery of notices of material litigation; delivery of notices of material adverse effect; information; quarterly lender calls (which will be satisfied by the Borrower’s routine quarterly earnings calls); payment of obligations; maintenance of existence and compliance with laws (including FCPA, Patriot Act and OFAC and other EU laws with respect to sanctions); maintenance of properties and insurance; inspection of property and books and records; environmental laws; additional collateral and subsidiaries; use of proceeds; further assurances; maintenance of ratings

(but no specific ratings); and designation of unrestricted subsidiaries.

Negative Covenants:

Consistent with the Credit Agreement Documentation Principles and limited to Restricted Payments, Dividend and Other Payment Restrictions Affecting Subsidiaries, Incurrence of Indebtedness and Issuance of Preferred Stock, Asset Sales, Transactions with Affiliates, Liens, Business Activities and Merger, Consolidation or Sale of Assets, with additional carve-outs including (I) a carve-out to permit equal and ratable liens or junior liens on Collateral securing Incremental Facilities, Incremental Notes, the Initial Secured Notes and other Indebtedness meeting customary requirements consistent with the Precedent Senior Credit Agreement (including refinancing debt in respect of the foregoing), (II)  the other changes identified on Annex II and (III) other changes to be agreed.

Financial Covenants:

Revolving Credit Facility: Maximum First Lien Secured Net Leverage Ratio of 3.30 to 1.00, tested quarterly starting at the end of the first full fiscal quarter following the Closing Date.

Term Loan Facility: None.

Events of Default:

Consistent with the Credit Agreement Documentation Principles and limited to nonpayment of principal; nonpayment of interest, fees or other amounts (subject to a five business day grace period); inaccuracy of representations and warranties in any material respect; noncompliance with covenants (subject in the case of affirmative covenants (other than use of proceeds, maintenance of the Borrower’s existence and delivery of notices of default) to 30-day grace period after written notice, and with respect to the financial covenant, a breach shall only result in an event of default with respect to the Term Loan Facility when the Lenders in respect of the Revolving Credit Facility have terminated the commitments under the Revolving Credit Facility and accelerated any loans under the Revolving Credit Facility then outstanding); bankruptcy and insolvency events with respect to the Parent, the Borrower and “significant subsidiaries”; (subject to a customary grace period for involuntary events); ERISA; change of control triggering event; invalidity of any material Guarantees, security interests with respect to a material portion of the collateral or the Intercreditor Agreement, cross-acceleration and cross-payment default with respect to material indebtedness of Parent, the Borrower or any of its “significant subsidiaries” (or a group of restricted subsidiaries that together would constitute a “significant subsidiary”); and unsatisfied monetary judgments in excess of an amount to be agreed.

Cost and Yield Protection:	The credit agreement for the Senior Credit Facilities will contain cost and yield protection provisions consistent with the Credit Agreement Documentation Principles.

Defaulting Lenders:	The credit agreement for the Senior Credit Facilities will contain “defaulting lender” provisions consistent with the Credit Agreement Documentation Principles.

Voting Rights:

(x) Until the expiration of the Certain Funds Period, amendments, waivers and consents will require only the approval of the Arrangers and (y) thereafter, amendments, waivers and consents will require the approval of Lenders holding a majority of the aggregate amount of the loans and unused commitments under the Senior Credit Facilities; provided that, at any time, the consent of all affected Lenders will be required with respect to certain matters as set forth in the Precedent Senior Credit Agreement, including (a) reductions in the unpaid principal amount or extensions of the scheduled final maturity date for the payment of principal of any loan, (b) reductions in interest rates or fees or extensions of the dates for payment thereof, and (c) increases in the amounts or extensions of the expiry date of the Lenders’ commitments, and the consent of 100% of the Lenders will be required with respect to (i) modifications of the pro rata sharing or “waterfall” provisions of the credit agreement and (ii) modifications to any of the voting percentages. Amendments and waivers of the financial covenant shall only require the approval of Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Credit Facility (other than any Defaulting Lender).

Assignments and Participations:

The Borrower may not assign its rights or obligations under the Senior Credit Facilities without the prior written consent of the Lenders. Lenders will be permitted to assign and sell participations in loans and commitments, subject to the limitations set forth in the Commitment Letter and below. Assignments will be subject to the prior consent of (a) the Senior Administrative Agent (not to be unreasonably withheld) and (b) the Borrower (not to be unreasonably withheld, conditioned or delayed) except that such consent of the Borrower (x) shall not be required (i) in the case of assignments to another Lender or an affiliate of a Lender or to approved funds and (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default and (y) in each case, shall be deemed to have been given if the Borrower has not responded within 10 business days of a written request for such consent. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount will be US$1,000,000 unless otherwise agreed by the Borrower and the Senior Administrative Agent. Each assignment will be subject to the payment of a service fee of US$3,500 to the Senior Administrative Agent by the parties to such assignment. Lenders may sell participations without restriction, and participants will have benefits with regard to yield protection and increased costs consistent with the Precedent Senior Credit Agreement. Voting rights of participants will be limited consistent with the Precedent Senior Credit Agreement. Unless the Borrower otherwise agrees in writing, each Lender shall at all times retain exclusive control over all its rights and obligations with respect to the Senior Credit Facilities and its commitments in respect thereof, including all rights with respect to consents, modifications, supplements, waivers and amendments of the definitive documentation with respect to the Senior Credit Facilities. The Senior Credit Facilities will contain customary restrictions on assignment to Disqualified Lenders.

Expenses and Indemnification:

The Borrower will pay (a) all reasonable and documented out-of-pocket expenses of the Senior Administrative Agent, the Initial Lenders and the Arrangers and their affiliates associated with (i) the arrangement and syndication of the Senior Credit Facilities and (ii) the preparation, execution and delivery of the credit documentation and any amendment or waiver with respect thereto (including the reasonable fees, charges and disbursements of one firm of outside counsel (and, if deemed reasonably necessary by such persons, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction)), (b) all reasonable and documented out-of-pocket expenses of the Senior Administrative Agent in connection with the administration (other than routine administrative procedures and excluding costs and expenses relating to assignments and participations of lenders) of the credit documentation and (c) all reasonable and documented out-of-pocket expenses of the Senior Administrative Agent and the Lenders (including the fees, charges and disbursements of counsel) in connection with the enforcement of the credit documentation.

The Borrower will indemnify the Senior Administrative Agent, the Arrangers, the other Lenders and their affiliates, and each of the respective officers, directors, employees, advisors, agents and controlling persons of the foregoing, and hold them harmless from and against all losses, claims, damages and liabilities, and reasonable and documented out of pocket expenses reasonably related thereto (including reasonable and documented fees, disbursements and other charges of one firm of outside counsel (and, if deemed reasonably necessary by such persons, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, and, in the case of an actual or perceived conflict of interest for any indemnitee, one firm of counsel (and, if deemed reasonably necessary by such indemnitee, one firm of regulatory and/or one firm of local counsel in each appropriate jurisdiction) for such indemnitee) and liabilities arising in connection with the Senior Credit Facilities and the transactions contemplated hereby (including the Acquisition), except to the extent such costs, expenses and liabilities (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such indemnitee, any of its Related Persons or a material breach of the definitive documentation for the Senior Credit Facilities of such indemnitee or any of its Related Persons or (b) result from any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an indemnitee against any other indemnitee other than claims against the Senior Administrative Agent or any Initial Lender or Arranger in its capacity in fulfilling its role as an agent or arranger or any other similar role under the Senior Credit Facilities. No party to the definitive credit agreement for the Senior Credit Facilities shall be liable for any special, indirect, consequential or punitive damages in connection with the Senior Credit Facilities, the definitive credit agreement for the Senior Credit Facilities or its activities related thereto; provided that nothing contained in this sentence will limit the Borrower’s indemnity and reimbursement obligations set forth in this section.

Governing Law and Jurisdiction:

New York; provided that (a) the interpretation of Material Adverse Effect and whether a Material Adverse Effect has occurred, (b) the accuracy of any Business Combination Agreement Representations and whether as a result of a breach thereof the Borrower (or any of the Borrower’s subsidiaries) has the right under the Business Combination Agreement not to consummate the Acquisition as a result of such representations in the Business Combination Agreement being inaccurate and (c) whether the Acquisition has been consummated in accordance with the Business Combination Agreement, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Bail-In:	The definitive documentation for the Senior Credit Facilities will contain a customary Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Counsel to Arrangers and Senior Administrative Agent:	Cahill Gordon & Reindel LLP

ANNEX I

Interest Rates:

Interest will be payable on loans under the Term Loan Facility at the following rates per annum:

(a)                 in the case of Eurodollar loans, Adjusted LIBOR plus the Applicable Margin per annum, and

(b)                 in the case of ABR loans, the ABR plus the Applicable Margin per annum.

Interest will be payable on loans under the Revolving Credit  Facility at the following rates per annum:

(a)                 in the case of Eurodollar loans, Adjusted LIBOR plus the Applicable Margin per annum, and

(b) in the case of ABR loans, the ABR plus the Applicable Margin per annum.

As used herein:

“Adjusted LIBOR” means the London Interbank Offered Rate (adjusted for statutory reserve requirements); provided that Adjusted LIBOR shall in all cases not be less than 0%. The definitive documentation for the Senior Credit Facilities shall include successor LIBOR provisions reasonably acceptable to the Senior Administrative Agent and the Borrower.

“ABR” means the highest of (a) the Senior Administrative Agent’s Prime Rate, (b) the Federal Funds Effective Rate plus ½ of 1% and (c) the Adjusted LIBOR for a one month interest period on any day plus 1%.

“Applicable Margin” means (x) with respect to the Term Loan Facility, Adjusted LIBOR plus 1.75% or ABR plus 0.75% and (y) with respect to the Revolving Credit Facility, Adjusted LIBOR plus 1.25% or ABR plus 0.25%.

From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, (i) interest rate margins under the Term Loan Facility will be subject to one 25 bps reduction based upon a First Lien Secured Net Leverage Ratio level to be agreed (the “Term Loan Pricing Step-Down”) and (ii) interest rate margins under the Revolving Credit Facility will be subject to an agreed amount of 25 bps reductions based upon First Lien Secured Net Leverage Ratio levels to be agreed.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each

A-I-1

change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Senior Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate.

From and after the Closing Date, the Borrower shall pay a commitment fee calculated on the average daily unused portion of the Revolving Credit Facility at the rate per annum of 0.375%, with one 12.5bps step-up and one 12.5bps step-down at First Lien Secured Net Leverage levels to be agreed.

The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans made or maintained as Eurodollar loans on the face amount of each such Letter of Credit.  Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account.  In addition, customary (as determined by the Issuing Lender) administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Eurodollar Interest Periods:

At the Borrower’s option, 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months).  Interest on Eurodollar loans will be payable on the last day of each interest period and upon repayment or prepayment.

Interest Rate Basis:

Interest on Eurodollar loans will be payable in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed).  Interest on ABR loans will be payable quarterly in arrears on the basis of a 365/366-day year when ABR is based on the Senior Administrative Agent’s Prime Rate and otherwise on a 360-day year (in each case calculated on the basis of the actual number of days elapsed).

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR loans under the Senior Credit Facilities plus 2.00% per annum.

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ANNEX II

Certain Changes to Covenants, Financial Definitions and Other Terms

Financial Definitions

•                  The definition of “Consolidated Cash Flow” shall (i) include an addback for run rate cost savings, operating expense reductions and synergies related to the Transactions for a period of 36 months after the Closing Date and other specified transactions for a period of 24 months after the date of the applicable specified transaction, which for the avoidance of doubt shall be uncapped, (ii) remove any dollar caps with respect to the addback for extraordinary non-recurring items and (iii) for the avoidance of doubt, not include any dollar cap with respect to the addback for new market losses.

Negative Covenants

•                  The starter “builder basket” in the restricted payments covenant to be set at an amount equal to amount available on the Closing Date under the Reference Notes.

•                  The restricted payment covenant to permit distributions of investments in unrestricted subsidiaries (other than an unrestricted subsidiary the primary assets of which are cash and cash equivalents).

•                  The debt covenant shall permit 200% of Contribution Debt (as defined in the Reference Notes).

•                  The “ratio debt” carve-out will include a “no worse than” prong in connection with a permitted acquisition or investment.

•                  Covenants to include reclassification and reallocation provisions, including automatic reclassification when ratio-based baskets become available.

•                  “Fair Market Value” definition to permit any sale or disposition in connection with the Acquisition.

•                  Liens covenant to include carveout permitting liens on assets of non-guarantor subsidiaries securing obligations of non-guarantor subsidiaries.

•                  To the extent any numerical baskets are used together with any ratio-based baskets in a single transaction or series of related transactions, the Senior Credit Facilities shall provide that compliance with the applicable ratio or the portion of such indebtedness or other applicable transaction under any ratio-based baskets shall first be calculated without giving effect to amounts being used pursuant to any numerical baskets.

•                  All numerical baskets in the Senior Credit Facilities shall include growers based on an equivalent percentage of LTM Consolidated Cash Flow or total assets (as elected by the Borrower prior to the commencement of general syndication).

•                  Negative covenants to permit unlimited accounts receivable securitization

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EXHIBIT B

PROJECT LAKES
US$19.0 Billion Secured Bridge Loan Facility(5)

Summary of Terms and Conditions(6)

Borrower:	T-Mobile USA, Inc., a Delaware corporation (the “Borrower”).

Facility:

US$19.0 billion senior secured 364-day bridge loan facility (the “Secured Bridge Facility”). The amount of the Secured Bridge Facility shall be automatically increased by the amount set forth in any Reallocation Notice delivered by the Borrower to the Arrangers.

“Reallocation Notice” means a notice delivered at any time by the Borrower to the Arrangers at any time on or prior to the Closing Date, pursuant to which the Borrower may unilaterally reallocate all or a portion of the then-outstanding commitments under the Unsecured Bridge Facility for commitments under the Secured Bridge Facility. Upon delivery of the Reallocation Notice to the Arrangers, the amount of commitments specified in the Reallocation Notice under the Unsecured Bridge Facility (which amount shall not exceed the amount of commitments then outstanding under the Unsecured Bridge Facility) shall automatically be deemed to become commitments under the Secured Bridge Facility for all purposes of the Commitment Letter and the Term Sheets (with commitments of lenders under the Unsecured Bridge Facility reallocated on a pro rata basis based on their aggregate then-existing commitments under the Unsecured Bridge Facility), and the amount of the Unsecured Bridge Facility and the Secured Bridge Facility shall be decreased and increased, respectively, by such reallocated amount. The Borrower may deliver a Reallocation Notice on one or more occasions and shall deliver a Reallocation Notice to the extent required by the Fee Letter.

Joint Lead Arrangers and Joint Lead Bookrunners:	Barclays, CSLF, DBSI, GS Bank, MSSF and RBCCM (in such capacities, the “Lead Arrangers”).

Other Secured Bridge Facility Bookrunners:	BNPPSC, Commerzbank, CACIB, TD Securities and Wells Fargo Securities (in such capacities, the “Other Secured Bridge Facility Bookunners”).

Co-Managers:	Banco Santander, SGAS, STRH, NatWest and U.S. Bank (in such capacities, the “Co-Managers” and, together with the Other Secured Bridge Facility Bookrunners and the Co-Managers, the “Arrangers”).

Administrative and Collateral Agent:	GS Bank (in such capacities, the “Secured Bridge Administrative Agent” and the “Secured Bridge Collateral Agent”).

(5)                                 Subject to increase per Reallocation Notice.

(6)                                 Capitalized terms used but not otherwise defined in this Exhibit B have the meanings assigned thereto in the Commitment Letter to which this Exhibit B is attached, including the other exhibits thereto.

Syndication Agents:	Barclays, CSLF, DBSI, GS Bank, MSSF and RBCCM.

Lenders:

A syndicate of lenders reasonably acceptable to the Borrower, including Barclays, CS, DBCI, Goldman Sachs, MSSF, RBC, BNP, Commerzbank, CACIB, TD Bank, Wells Fargo Bank, Banco Santander, SG, SunTrust, NatWest and U.S. Bank and excluding Disqualified Lenders (collectively, the “Lenders”).

Availability:	The Secured Bridge Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Secured Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantors:	Same as Senior Credit Facilities.

Security:	Same as Senior Credit Facilities.

Unrestricted Subsidiaries:	Same as Senior Credit Facilities.

Use of Proceeds:

The proceeds of the Secured Bridge Facility will be used by the Borrower on the Closing Date, together with cash on hand and drawings on other committed financing, to finance the Refinancing and the other Transactions, and otherwise for working capital and general corporate purposes of the Borrower and its subsidiaries (including permitted acquisitions, capital expenditures and permitted distributions).

Maturity:

The Secured Bridge Facility will mature on the day that is 364 days after the Closing Date (the “Initial Maturity Date”), provided that the Initial Maturity Date may be extended to the date that is 546 days after the Closing Date, and subsequently may be further extended to the date that is 728 days after the Closing Date (any such extended date the “Extension Maturity Date”) upon three business days prior written notice by the Borrower to the Secured Bridge Administrative Agent so long as no payment or bankruptcy event of default has occurred and is continuing and the applicable Extension Fee and all other interest and fees due and payable on or prior to the Initial Maturity Date or the first Extension Maturity Date, as the case may be, shall have been paid by the Borrower. The Secured Bridge Facility shall have no required amortization.

Interest Rates and Fees:	As set forth on Annex I hereto.

Optional Commitment Reduction and Prepayment:

The Borrower will be permitted, upon written notice, to terminate in whole, or from time to time reduce in part, the commitments of the Lenders under the Secured Bridge Facility without penalty, in minimum amounts equal to the lesser of US$50,000,000 and the commitment of such Lender outstanding and in integral multiples of US$10,000,000 over US$50,000,000.

The Borrower will be permitted, upon same day notice for ABR loans and at least three business days’ notice for Eurodollar loans, to prepay loans under the Secured Bridge Facility in whole or in part, in minimum amounts equal to the lesser of US$50,000,000 and the amount outstanding and in integral multiples of US$10,000,000 over

US$50,000,000.

Mandatory Commitment Reduction and Prepayment:

Commitments will be reduced, and loans will be required to be prepaid under the Secured Bridge Facility in an aggregate amount equal to:

a.              100% of the Net Cash Proceeds received by the Borrower or any of its subsidiaries (but not, for the avoidance of doubt, any Net Cash Proceeds received by Sprint or any of its subsidiaries prior to the Closing Date) from any Debt Incurrence (as defined below) in excess of the Cap (as defined below) after the Original Signing Date, whether before or after the Closing Date, other than any unsecured debt the proceeds of which are used to reduce commitments or repay loans under the Unsecured Bridge Facility;

b.              100% of the Net Cash Proceeds received by the Borrower or any of its subsidiaries (but not, for the avoidance of doubt, any Net Cash Proceeds received by Sprint or any of its subsidiaries prior to the Closing Date) from any sale or other disposition of assets (including proceeds from the issuance or sale of equity interest in any subsidiary of the Borrower) resulting in Net Cash Proceeds in excess of the Cap consummated after the Original Signing Date, whether before or after the Closing Date, other than (i) dispositions (including sale-leaseback transactions) in the ordinary course of business or consistent with past practice, (ii) dispositions of inventory, used or surplus equipment, and cash or cash equivalents, (iii) any disposition or series of related dispositions that does not result in Net Cash Proceeds exceeding US$250,000,000 for such disposition or any series of related dispositions, (iv) any disposition by any subsidiary that is a foreign subsidiary (to the extent the application of such proceeds would be subject to local law or organizational document restrictions or material adverse tax consequences; provided that the Borrower shall have used commercially reasonable efforts to eliminate or minimize such restrictions or consequences), (v) any disposition from or to a restricted subsidiary of the Borrower, and (vi) such other exceptions as may be agreed by the Arrangers and set forth in the definitive credit agreement for the Secured Bridge Facility, and subject to the right to reinvest (or to commit to reinvest) any such proceeds within one year of the receipt thereof; and

c.               on or prior to the Closing Date only, the amount of any Specified Reduction (as defined in the Fee Letter) not applied to reduce the Unsecured Bridge Facility.

“Cap” means One Billion Dollars (US$1,000,000,000) in the aggregate, less the amount of any Net Cash Proceeds received and not applied to reduce the commitments, or prepay the loans, under the Secured Bridge Facility in reliance on the Cap as set forth above.

“Debt Incurrence” means any incurrence of debt for borrowed money pursuant to an issuance of notes or a borrowing of a term loan, in each case by the Borrower or any of its subsidiaries (and for the purposes of the penultimate sentence of paragraph 5 of the Commitment Letter, Sprint or any of its subsidiaries), other than:

a.              debt under the Facilities;

b.              any debt, whether incurred before or after the Closing Date, permitted to be incurred or that would have been permitted to be incurred by Section 5.1(a)(viii) (except, on or after the Closing Date, any debt (I) under subclause (B) thereof other than within 12 months of the existing maturity date of such indebtedness (but without giving effect to the proviso to Section 5.1(a)(viii))) and (II) under subclause (E) thereof) or Sections 5.1(b)(viii)(A), (B) (only within 12 months of the existing maturity date of such indebtedness unless the Majority Bridge Lead Arrangers (as defined in the Fee Letter) approve in their sole discretion), (C), (D) and (F) of the Business Combination Agreement;

c.               [reserved]; and

d.              such other exceptions as may be agreed by the Arrangers and set forth in the definitive documentation for the Secured Bridge Facility.

“Net Cash Proceeds” means, with respect to any event, the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds actually received by the Borrower or its domestic subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of the sum, without duplication, of (i) all fees and expenses incurred in connection with such event by the Borrower and its subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Borrower and its subsidiaries as a result of such event to repay Indebtedness secured by such asset, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its subsidiaries, and the amount of any reserves established by the Borrower and its subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower), and (iv) payments to retire any debt for borrowed money that is required to be repaid in connection with such event.

Notwithstanding the foregoing, the Borrower shall have the option to reduce the commitments in respect of any of the Senior Credit Facilities (or, if such Senior Credit Facilities have been funded, to repay any of the loans thereunder and in the case of the Revolving Credit Facility, to be accompanied by a permanent commitment reduction) in lieu of any such mandatory reduction of the Secured Bridge Facility otherwise required.

Prepayments Generally:

All prepayments of loans under the Secured Bridge Facility will be subject to, in the case of Eurodollar loans, compensation for breakage costs incurred by the Lenders if occurring other than on the last day of an interest period, but otherwise without penalty.

Documentation:

The Secured Bridge Facility will be documented under a credit agreement that will be consistent with this Exhibit B and will be substantially similar to the Credit Agreement for the Senior Credit Facilities, with (v) negative covenants as described below, (w) such changes thereto as are necessary or reasonably appropriate to reflect the terms set forth in this Exhibit B and in the Commitment Letter to which this Exhibit B is attached, (x) adjustments to be mutually agreed to reflect administrative and operational requirements of the Secured Bridge Administrative Agent, (y) adjustments to mechanical provisions to reflect the nature of the facility as a bridge loan and to remove the revolver, and (z) modify the definition of “Change of Control” to provide that (1) no Change of Control will occur if the resultant surviving corporation of a public company merger is not more than 50% owned by any single “person” or “group,” (2) both Moody’s and S&P (the “Rating Agencies”) must publicly state that a ratings downgrade was caused by the applicable transaction in order for such transaction to constitute a Change of Control Event, (3) so long as the Borrower maintains an investment grade rating from either Ratings Agency, no “Change of Control” will be deemed to occur and (4) if the Secured Bridge Facility ceases to be rated by either Ratings Agency, the Borrower is permitted to replace either Ratings Agency with Fitch Ratings, Inc. (“Fitch”).

Representations and Warranties:	Same as Senior Credit Facilities.

Conditions Precedent to Funding:	The borrowing under the Secured Bridge Facility will be subject solely to the Funding Conditions.

Certain Funds:

In the event the definitive documentation for the Secured Bridge Facility is entered into prior to the Closing Date (the date such documentation is entered into, the “Effective Date”), then during the period from and including the Effective Date until after the funding of the loans on the Closing Date and the use of the proceeds thereof to consummate the Transactions (the “Certain Funds Period”), and notwithstanding (i) that any representation or warranty made on the Effective Date (excluding the Specified Representations) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants and negative covenants, (iii) any provision to the contrary in the definitive documentation for the Secured Bridge Facility or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Secured Bridge Administrative Agent nor any Lender shall be entitled to (1) cancel any of its commitments under the Secured Bridge Facility (except as set forth in “Mandatory Commitment Reduction and Prepayment” above), (2) rescind, terminate or cancel the definitive documentation for the Secured Bridge Facility or exercise any right or remedy or make or enforce any claim under such definitive documentation, the related notes, the related fee letter or that it otherwise may have to the extent to do so would prevent, limit or delay the making of its loan on the Closing Date and the use of the proceeds thereof to consummate the Transactions, (3) refuse to make its loan; provided that the Funding Conditions have been satisfied; or (4) exercise any right of set-off or counterclaim in respect of its loan to the extent to do so would prevent, limit or delay the making of its loan on the Closing Date and the use of the proceeds thereof to consummate the Transactions. Notwithstanding anything to the contrary provided herein, (A) the rights and remedies of the Lenders and the Secured Bridge Administrative Agent shall not be limited in the event that any Funding Condition is not satisfied or waived on the Closing Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights and remedies of the Secured Bridge Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Clean-up Period

From the Closing Date until the date that is 60 days thereafter, any breach of a covenant, inaccuracy of or inability to make a representation or warranty (excluding the Specified Representations) or any default or Event of Default (other than any Specified Event of Default) by reason of any matter or circumstance relating to Sprint or its Subsidiaries will be deemed not to be a breach of a covenant, an inaccuracy of or failure to make a representation or warranty or a default or Event of Default if it (i) does not have a material adverse effect on the consolidated results of operations or financial condition of the Borrower and its subsidiaries (including Sprint and its subsidiaries) taken as a whole, such that the Borrower and its subsidiaries (including Sprint and its subsidiaries) taken as a whole would be unable to perform the payment obligations under the Secured Bridge Facility; (ii) was not knowingly procured or approved by the Borrower; (iii) is capable of remedy and reasonable steps are being taken to remedy it and (iv) is not a breach of the covenants relating to the accession of Guarantors beyond the earlier of thirty (30) days after the Closing Date or the date on which any required Guarantor actually guarantees the Existing T-Mobile Notes.

Affirmative Covenants:	Same as Senior Credit Facilities.

Negative Covenants:

Limited to (i) limitation on mergers, consolidations or transfers of assets substantially as an entirety of the Borrower and (ii) limitation on liens, in each case in a manner no less favorable to the Borrower than the indenture relating to the Reference Notes. The Secured Bridge Facility will also treat as unrestricted any subsidiary of the Borrower that is designated as an “unrestricted subsidiary” under the Senior Credit Facilities.

Financial Covenants:	None.

Events of Default:

Limited to nonpayment of principal; nonpayment of interest, fees or other amounts (subject to a five business day grace period); inaccuracy of representations and warranties in any material respect; noncompliance with covenants (subject in the case of affirmative covenants (other than use of proceeds, maintenance of the Borrower’s existence and delivery of notices of default) to 30-day grace period after written notice); bankruptcy and insolvency events with respect to the Parent, the Borrower and “significant subsidiaries” (subject to a customary grace period for involuntary events); ERISA; change of control; invalidity of any material Guarantees, security interests with respect to a material portion of the collateral or the Intercreditor Agreement, cross-acceleration and cross-payment default with respect to material indebtedness of the Borrower and its “significant subsidiaries” (or a group of restricted subsidiaries that would together constitute a “significant subsidiary”); and unsatisfied monetary judgments in excess of an amount to be agreed.

Cost and Yield Protection:	Same as Senior Credit Facilities.

Defaulting Lenders:	Same as Senior Credit Facilities.

Voting Rights:

(x) Until the expiration of the Certain Funds Period, amendments, waivers and consents will require only the approval of the Arrangers and (y) thereafter, amendments, waivers and consents will require the approval of Lenders holding a majority of the aggregate amount of the loans and unused commitments under the Secured Bridge Facility; provided that, at any time, the consent of all affected Lenders will be required with respect to certain customary matters, including (a) reductions in the unpaid principal amount or extensions of the scheduled final maturity date for the payment of principal of any loan, (b) reductions in interest rates or fees or extensions of the dates for payment thereof and (c) increases in the amounts or extensions of the expiry date of the Lenders’ commitments, and the consent of 100% of the Lenders will be required with respect to (i) modifications of the pro rata sharing or “waterfall” provisions of the credit agreement and (ii) modifications to any of the voting percentages.

Assignments and Participations:	Same as Senior Credit Facilities.

Expenses and Indemnification:	Same as Senior Credit Facilities.

Governing Law and Jurisdiction:	Same as Senior Credit Facilities.

Bail-In	Same as Senior Credit Facilities.

Counsel to Arrangers and Secured Bridge Administrative Agent:	Cahill Gordon & Reindel LLP

ANNEX I

Duration Fees:

The Borrower will pay to each Lender on each of the dates set forth below, or, if any such date is not a business day, on the first succeeding business day after such date, a Duration Fee equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s loans under the Secured Bridge Facility outstanding on such date:

Date	Duration Fee Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.50%
270 days after the Closing Date	0.50%
364 days after the Closing Date	0.50%

Extension Fee:

The Borrower will pay to each Lender an extension fee (each such fee, an “Extension Fee”) in an amount equal to (i) 0.25% of the aggregate principal amount of the loans under the Secured Bridge Facility outstanding on the Initial Maturity Date which have been extended to the first Extension Maturity Date and (ii) 0.25% of the aggregate principal amount of the loans under the Secured Bridge Facility outstanding on the first Extension Maturity Date which have been extended to the final Extension Maturity Date. The Extension Fee shall be due and payable on the date of the applicable extension.

After the Initial Maturity Date, the Borrower will pay to each Lender on each of the dates set forth below, or, if any such date is not a business day, on the first succeeding business day after such date, a Duration Fee equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s loans under the Secured Bridge Facility outstanding on such date:

Date	Duration Fee Percentage
90 days after the first Initial Maturity Date	0.75%
180 days after the Initial Maturity Date	0.75%
270 days after the Initial Maturity Date	0.75%

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Interest Rates:

Interest will be payable on loans under the Secured Bridge Facility at the following rates per annum:

(a) in the case of Eurodollar loans, Adjusted LIBOR plus 1.25% per annum, and

(b) in the case of ABR loans, the ABR plus 0.25% per annum.

The interest margins shall increase by an additional 25 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the loans under the Secured Bridge Facility are outstanding.

As used herein:

“Adjusted LIBOR” means the London Interbank Offered Rate (adjusted for statutory reserve requirements); provided that Adjusted LIBOR shall in all cases not be less than 0%. The definitive documentation for the Secured Bridge Facility shall include successor LIBOR provisions reasonably acceptable to the Secured Bridge Administrative Agent and the Borrower.

“ABR” means the highest of (a) the Secured Bridge Administrative Agent’s Prime Rate, (b) the Federal Funds Effective Rate plus ½ of 1% and (c) the Adjusted LIBOR for a one month interest period on any day plus 1%.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Secured Bridge Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate.

Eurodollar Interest Periods:

At the Borrower’s option, 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months). Interest on Eurodollar loans will be payable on the last day of each interest period and upon repayment or prepayment.

Interest Rate Basis:

Interest on Eurodollar loans will be payable in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed). Interest on ABR loans will be payable quarterly in arrears on the basis of a 365/366-day year when ABR is based on the Secured Bridge Administrative Agent’s Prime Rate and otherwise on a 360-day year (in each case calculated on the basis of the actual

B-I-2

number of days elapsed).

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR loans under the Secured Bridge Facility plus 2.00% per annum.

B-I-3

EXHIBIT C

PROJECT LAKES
US$8.0 Billion Senior Unsecured Bridge Loan Facility

Summary of Terms and Conditions(7)

Borrower:	T-Mobile USA, Inc., a Delaware corporation (the “Borrower”).

Facility:

US$4.0 billion 8-year senior unsecured bridge loan facility (the “8 Year Unsecured Bridge Facility”, and the loans thereunder, the “8 Year Unsecured Bridge Loans”) and a US$4.0 billion 10-year senior unsecured bridge loan facility (the “10 Year Unsecured Bridge Facility”, and the loans thereunder, the “10 Year Unsecured Bridge Loans”). The 8 Year Unsecured Bridge Facility and the 10 Year Unsecured Bridge Facility are collectively referred to herein as the “Unsecured Bridge Facility” and the 8 Year Unsecured Bridge Loans and the 10 Year Unsecured Bridge Loans are collectively referred to herein the “Unsecured Bridge Loans”).

Joint Lead Arrangers and Joint Lead Bookrunners:	Barclays, CSLF, DBSI, GS Bank, MSSF and RBCCM (in such capacities, the “Lead Arrangers”).

Administrative Agent:	An affiliate of an Original Commitment Party appointed by the Borrower will act as sole administrative agent (in such capacity, the “Unsecured Bridge Administrative Agent”).

Syndication Agents:	Barclays, CSLF, DBSI, GS Bank, MSSF and RBCCM.

Lenders:	A syndicate of lenders reasonably acceptable to the Borrower, including Barclays, CS, DBCI, Goldman Sachs, MSSF and RBC and excluding Disqualified Lenders (collectively, the “Lenders”).

Availability:	Same as Secured Bridge Facility.

Guarantors:	Same as Senior Credit Facilities; provided, however, that the guarantee of the Unsecured Bridge Loans by any SPV Holdco for which an Unsecured SPV Holdco election has been made shall be subordinated.

Security:	None.

Unrestricted Subsidiaries:	Same as Senior Credit Facilities.

Use of Proceeds:	Same as Secured Bridge Facility.

Maturity:

Unsecured Bridge Loans that are not converted into Rollover Loans will mature on the first anniversary of the Closing Date (the “Rollover Date”).

The Unsecured Bridge Facility shall have no required amortization.

(7)                                 Capitalized terms used but not otherwise defined in this Exhibit C have the meanings assigned thereto in the Commitment Letter to which this Exhibit C is attached, including the other exhibits thereto.

Conversion into Rollover Loans:

If the Unsecured Bridge Loans have not been previously prepaid in full on or prior to the Rollover Date, the principal amount of such Unsecured Bridge Loans outstanding on the Rollover Date may, at the option of the Borrower but subject to the conditions precedent set forth in Annex I hereto, be converted into senior unsecured rollover loans having the terms set forth in Annex I hereto (the unsecured rollover loans in respect of the 8 Year Unsecured Bridge Loans, the “8 Year Unsecured Bridge Rollover Loans” and the unsecured rollover loans in respect of the 10 Year Unsecured Bridge Loans, the “10 Year Unsecured Bridge Rollover Loans” and collectively, the “Unsecured Bridge Rollover Loans”). Any Unsecured Bridge Loans not converted into Unsecured Bridge Rollover Loans shall be repaid in full on the Rollover Date.

Exchange into Unsecured Bridge Exchange Notes:

Each Lender will have the right, at any time on or after the Rollover Date, upon reasonable prior written notice, to exchange Unsecured Bridge Loans held by it for senior unsecured bridge exchange notes of the Borrower having the terms set forth in Annex II hereto (the unsecured exchange notes in respect of the 8 Year Unsecured Bridge Rollover Loans, the “8 Year Unsecured Bridge Exchange Notes” and the unsecured exchange notes in respect of the 10 Year Unsecured Bridge Rollover Loans, the “10 Year Unsecured Bridge Exchange Notes” and collectively, the “Unsecured Bridge Exchange Notes”). Notwithstanding the foregoing, the Borrower will not be required to exchange Unsecured Bridge Rollover Loans for Unsecured Bridge Exchange Notes below $100.0 million of Unsecured Bridge Exchange Notes for the first such exchange and thereafter (unless a lesser amount represents all outstanding Senior Extended Term Loans).

Interest Rates and Fees:	As set forth on Annex III hereto.

Optional Commitment Reduction and Prepayment:	Same as Secured Bridge Facility.

Mandatory Commitment Reduction and Prepayment:

Commitments will be reduced, and loans will be required to be prepaid under the Unsecured Bridge Facility in an aggregate amount equal to:

a.              100% of the Net Cash Proceeds received by the Borrower or any of its subsidiaries (but not, for the avoidance of doubt, any Net Cash Proceeds received by Sprint or any of its subsidiaries prior to the Closing Date) from any Debt Incurrence (as defined in Exhibit B) in excess of the Cap (as defined in Exhibit B) after the Original Signing Date, whether before or after the Closing Date;

b.              100% of the Net Cash Proceeds received by the Borrower or any of its subsidiaries (but not, for the avoidance of doubt, any Net Cash Proceeds received by Sprint or any of its subsidiaries prior to the Closing Date) from any sale or other disposition of assets (including proceeds from the issuance or sale of equity interest in any subsidiary of the Borrower) resulting in Net Cash Proceeds in excess of the Cap consummated after the Original

Signing Date, whether before or after the Closing Date, other than (i) dispositions (including sale-leaseback transactions) in the ordinary course of business or consistent with past practice, (ii) dispositions of inventory, used or surplus equipment, and cash or cash equivalents, (iii) any disposition that does not result in Net Cash Proceeds exceeding US$250,000,000 for such disposition, (iv) any disposition by any subsidiary that is a foreign subsidiary (to the extent the application of such proceeds would be subject to local law or organizational document restrictions or material adverse tax consequences; provided that the Borrower shall have used commercially reasonable efforts to eliminate or minimize such restrictions or consequences), (v) any disposition from or to a restricted subsidiary of the Borrower, and (vi) such other exceptions as may be agreed by the Lead Arrangers and set forth in the definitive credit agreement for the Unsecured Bridge Facility, and subject to the right to reinvest (or to commit to reinvest) any such proceeds within one year of the receipt thereof; and

c.               on or prior to the Closing Date only, the amount of any Specified Reduction (as defined in the Fee Letter).

Notwithstanding the foregoing, other than with respect to the proceeds of unsecured indebtedness pursuant to clause (a) above, the Unsecured Bridge Facility shall not be required to be reduced and repaid to the extent the Borrower optionally reduces the commitments in respect of any of the other Facilities (or, if such Facilities have been funded, to repay any of the loans thereunder) by the amount of such mandatory reduction of the Unsecured Bridge Facility otherwise required hereby.

The Borrower may at any time unilaterally (or, as required by the Fee Letter, shall) decrease the amount of commitments under the Unsecured Bridge Facility by delivery by the Borrower of a Reallocation Notice (as defined in Exhibit A) to the Lead Arrangers.

Prepayments Generally:	Same as Secured Bridge Facility.

Documentation:

The Unsecured Bridge Facility will be documented under a credit agreement to be entered into on the Closing Date and will be substantially similar to the Credit Agreement for the Secured Bridge Facility, with (x) negative covenants as described below, (y) adjustments to be mutually agreed to reflect administrative and operational requirements of the Unsecured Bridge Administrative Agent and (z) such changes thereto as are necessary or reasonably appropriate to reflect the terms set forth in this Exhibit C and in the Commitment Letter to which this Exhibit C is attached (including the unsecured nature of the Unsecured Bridge Facility).

Representations and Warranties:	Same as Secured Bridge Facility.

Conditions Precedent	The borrowing under the Unsecured Bridge Facility will be subject

to Funding:	solely to the Funding Conditions.

Certain Funds:

In the event the definitive documentation for the Unsecured Bridge Facility is entered into (the date such documentation is entered into, the “Effective Date”) prior to the Closing Date, then during the period from and including the Effective Date until after the funding of all loans requested on the Closing Date and the use of the proceeds thereof to consummate the Transactions (the “Certain Funds Period”), and notwithstanding (i) that any representation or warranty made on the Effective Date (excluding the Specified Representations) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants and negative covenants, (iii) any provision to the contrary in the definitive documentation for the Unsecured Bridge Facility or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Unsecured Bridge Administrative Agent nor any Lender shall be entitled to (1) cancel any of its commitments under the Unsecured Bridge Facility (except as set forth in “Mandatory Commitment Reduction and Prepayment” above), (2) rescind, terminate or cancel the definitive documentation for the Unsecured Bridge Facility or exercise any right or remedy or make or enforce any claim under such definitive documentation, the related notes, the related fee letter or that it otherwise may have to the extent to do so would prevent, limit or delay the making of its loan and the use of the proceeds thereof to consummate the Transactions, (3) refuse to make its loan; provided that the Funding Conditions have been satisfied; or (4) exercise any right of set-off or counterclaim in respect of its loan to the extent to do so would prevent, limit or delay the making of its loans and the use of the proceeds thereof to consummate the Transactions. Notwithstanding anything to the contrary provided herein, (A) the rights and remedies of the Lenders and the Unsecured Bridge Administrative Agent shall not be limited in the event that any Funding Condition is not satisfied or waived on the date such loans are required to be made and (B) immediately after the expiration of the Certain Funds Period, all of the rights and remedies of the Unsecured Bridge Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Clean-up Period

From the Closing Date until the date that is 60 days after the Closing Date, any breach of a covenant, inaccuracy of or inability to make a representation or warranty (excluding the Specified Representations) or any default or Event of Default (other than any Specified Event of Default) by reason of any matter or circumstance relating to Sprint or its Subsidiaries will be deemed not to be a breach of a covenant, an inaccuracy of or failure to make a representation or warranty or a default or Event of Default if it (i) does not have a material adverse effect on the consolidated results of operations or financial condition of the Borrower and its subsidiaries (including Sprint and its subsidiaries) taken as a whole, such that the Borrower and its subsidiaries (including Sprint and its subsidiaries) taken as a whole would be unable to perform the payment obligations under the Unsecured Bridge Facility; (ii) was not knowingly procured or approved by the Borrower; (iii) is capable of remedy and reasonable steps are being taken to remedy it; and (iv) is not a breach of the covenants relating to the accession of Guarantors beyond the earlier of thirty (30) days after the Closing Date or the date on which any required Guarantor actually guarantees the Existing T-Mobile Notes.

Affirmative Covenants:	Same as Senior Credit Facilities.

Negative Covenants:	Same as Term Loan Facility (with changes to reflect the unsecured nature of the Unsecured Bridge Facility).

Financial Covenants:	None.

Events of Default:	Same as Term Loan Facility.

Cost and Yield Protection:	Same as Senior Credit Facilities.

Defaulting Lenders:	Same as Senior Credit Facilities.

Voting Rights:	Same as Senior Credit Facilities.

Assignments and Participations:	Same as Senior Credit Facilities.

Expenses and Indemnification:	Same as Senior Credit Facilities.

Governing Law and Jurisdiction:	Same as Senior Credit Facilities

Bail-In	Same as Senior Credit Facilities.

Counsel to Lead Arrangers and Unsecured Bridge Administrative Agent:	Cahill Gordon & Reindel LLP

ANNEX I

PROJECT LAKES
US$8.0 Billion Unsecured Bridge Loan Facility

Summary of Terms and Conditions of
Rollover Loans

Borrower:	Same as the Unsecured Bridge Facility.

Facility:

8 Year Unsecured Bridge Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the 8 Year Unsecured Bridge Loans on the Rollover Date and 10 Year Unsecured Bridge Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the 10 Year Unsecured Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Unsecured Bridge Rollover Loans will be available to the Borrower to refinance the Unsecured Bridge Loans on the Rollover Date. The Unsecured Bridge Rollover Loans will be governed by definitive documentation that, except as set forth below, shall have the same terms as the Unsecured Bridge Loans.

Interest Rate:

8 Year Unsecured Bridge Loans: Interest shall be payable quarterly in arrears at a rate per annum equal to the 8 Year Unsecured Bridge Total Cap (as defined in the Fee Letter).

10 Year Unsecured Bridge Loans: Interest shall be payable quarterly in arrears at a rate per annum equal to the 10 Year Unsecured Bridge Total Cap (as defined in the Fee Letter).

Maturity:	8 Year Unsecured Bridge Rollover Loans: 8 years after the Closing Date. 10 Year Unsecured Bridge Rollover Loans: 10 years after the Closing Date.

Optional Prepayments:

For so long as the Unsecured Bridge Rollover Loans have not been exchanged for Unsecured Bridge Exchange Notes of the Borrower as provided in Annex II, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Mandatory Prepayments:	Same as the Unsecured Bridge Loans.

Conditions Precedent to Rollover:

The ability of the Borrower to convert any Unsecured Bridge Loans into Unsecured Bridge Rollover Loans is subject to the condition that at the time of any such refinancing, there shall exist no bankruptcy event of default or payment event of default in respect of the Unsecured Bridge Loans.

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Covenants:	Same as Unsecured Bridge Exchange Notes.

Assignments and Participations:	Same as Unsecured Bridge Loans.

Governing Law:	New York.

Expenses and Indemnification:	Same as Unsecured Bridge Loans.

C-II-2

ANNEX II

PROJECT LAKES
US$8.0 Billion Unsecured Bridge Loan Facility

Summary of Terms and Conditions of
Unsecured Bridge Exchange Notes

Issuer:	Same as the Borrower of the Unsecured Bridge Loans.

Guarantors:	Same as the Unsecured Bridge Loans.

Unsecured Bridge Exchange Notes:

The Issuer will issue the Unsecured Bridge Exchange Notes under an indenture (the “Indenture”) (which may be the indenture for the Reference Notes) that will include provisions consistent with the indenture for the Reference Notes, except as set forth herein. Except as expressly set forth herein, the Unsecured Bridge Exchange Notes shall have the same terms as the Unsecured Bridge Rollover Loans.

Security:	None.

Interest Rate:

8 Year Unsecured Bridge Exchange Notes: A per annum rate equal to the 8 Year Unsecured Bridge Total Cap, payable semi-annually in arrears.

10 Year Unsecured Bridge Exchange Notes: A per annum rate equal to the 10 Year Unsecured Bridge Total Cap, payable semi-annually in arrears.

Maturity:	8 Year Unsecured Bridge Exchange Notes: Same as the 8 Year Unsecured Bridge Rollover Loans. 10 Year Unsecured Bridge Exchange Notes: Same as the 10 Year Unsecured Bridge Rollover Loans.

Amortization:	None.

Optional Redemption:

Except as set forth in this paragraph and the next two succeeding paragraphs, the 8 Year Unsecured Bridge Exchange Notes will be non-callable prior to the third anniversary of the Closing Date. Thereafter, each such Unsecured Bridge Exchange Note may be redeemed, in whole or in part, at the option of the Issuer at a price equal to 100% of the aggregate principal amount redeemed plus accrued and unpaid interest, if any, plus a premium equal to seventy-five percent of the coupon on such 8 Year Unsecured Bridge Exchange Notes, with such premium declining ratably to zero on the date that is two years prior to the maturity date of such 8 Year Unsecured Bridge Exchange Notes.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such 8 Year Unsecured Bridge Exchange Notes at a make-whole price based on the yield on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

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Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such 8 Year Unsecured Bridge Exchange Notes with an amount equal to proceeds from any qualified equity offering at a price equal to par plus the coupon on such 8 Year Unsecured Bridge Exchange Notes; provided, however, that (x) 8 Year Unsecured Bridge Exchange Notes in a principal amount equal to at least 50% of the aggregate principal amount of such 8 Year Unsecured Bridge Exchange Notes originally issued (excluding Notes held by the Issuer and its subsidiaries) remain outstanding after such redemption and (y) the redemption occurs within 180 days of the date of the closing of such equity offering or the date of contribution to the Issuer’s common equity capital made with net cash proceeds of one or more sales of equity interests of Parent.

Except as set forth in this paragraph and the next two succeeding paragraphs, the 10 Year Unsecured Bridge Exchange Notes will be non-callable prior to the fifth anniversary of the Closing Date. Thereafter, each such Unsecured Bridge Exchange Note may be redeemed, in whole or in part, at the option of the Issuer at a price equal to 100% of the aggregate principal amount redeemed plus accrued and unpaid interest, if any, plus a premium equal to one-half of the coupon on such 10 Year Unsecured Bridge Exchange Notes, with such premium declining ratably to zero on the date that is two years prior to the maturity date of such 10 Year Unsecured Bridge Exchange Notes.

Prior to the fifth anniversary of the Closing Date, the Issuer may redeem such 10 Year Unsecured Bridge Exchange Notes at a make-whole price based on the yield on U.S. Treasury notes with a maturity closest to the fifth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such 10 Year Unsecured Bridge Exchange Notes with an amount equal to proceeds from any qualified equity offering at a price equal to par plus the coupon on such 10 Year Unsecured Bridge Exchange Notes; provided, however, that (x) 10 Year Unsecured Bridge Exchange Notes in a principal amount equal to at least 50% of the aggregate principal amount of such 10 Year Unsecured Bridge Exchange Notes originally issued (excluding Notes held by the Issuer and its subsidiaries) remain outstanding after such redemption and (y) the redemption occurs within 180 days of the date of the closing of such equity offering or the date of contribution to the Issuer’s common equity capital made with net cash proceeds of one or more sales of equity interests of Parent.

Right to Transfer Unsecured Bridge Exchange Notes:	Each holder of Unsecured Bridge Exchange Notes shall have the right to transfer its Unsecured Bridge Exchange Notes in whole or in part in compliance with applicable law to any third parties.

Offer to Purchase from	Same as the indenture for the Reference Notes.

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Asset Sale Proceeds:

Offer to Purchase upon a Change of Control:	Same as the indenture for the Reference Notes (with changes to relevant definitions consistent with the Senior Credit Facilities).

Covenants:	Same as Unsecured Bridge Loans.

Events of Default:	Same as the indenture for the Reference Notes.

Defeasance and Discharge Provisions:	Same as the indenture for the Reference Notes.

Modification:	Same as the indenture for the Reference Notes.

Registration Rights:	None.

Governing Law:	New York

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ANNEX III

Interest Rates:

Interest will be payable on loans under the 8 Year Unsecured Bridge Facility at the following rates per annum:

(a) in the case of Eurodollar loans, Adjusted LIBOR plus 3.50% per annum, and

(b) in the case of ABR loans, the ABR plus 2.50% per annum.

The interest margins shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the loans under the 8 Year Secured Bridge Facility are outstanding up to the 8 Year Unsecured Total Cap.

Interest will be payable on loans under the 10 Year Unsecured Bridge Facility at the following rates per annum:

(a) in the case of Eurodollar loans, Adjusted LIBOR plus 3.75% per annum, and

(b) in the case of ABR loans, the ABR plus 2.75% per annum.
The interest margins shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the loans under the 10 Year Secured Bridge Facility are outstanding up to the 10 Year Unsecured Total Cap.

As used herein:

“Adjusted LIBOR” means the London Interbank Offered Rate (adjusted for statutory reserve requirements); provided that Adjusted LIBOR shall in all cases not be less than 0%. The definitive documentation for the Unsecured Bridge Facility shall include successor LIBOR provisions reasonably acceptable to the Unsecured Bridge Administrative Agent and the Borrower.

“ABR” means the highest of (a) the Bridge Administrative Agent’s Prime Rate, (b) the Federal Funds Effective Rate plus ½ of 1% and (c) the Adjusted LIBOR for a one month interest period on any day plus 1%.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day);

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provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Bridge Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate.

Eurodollar Interest Periods:

At the Borrower’s option, 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months). Interest on Eurodollar loans will be payable on the last day of each interest period and upon repayment or prepayment.

Interest Rate Basis:

Interest on Eurodollar loans will be payable in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed). Interest on ABR loans will be payable quarterly in arrears on the basis of a 365/366-day year when ABR is based on the Bridge Administrative Agent’s Prime Rate and otherwise on a 360-day year (in each case calculated on the basis of the actual number of days elapsed).

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR loans under the Bridge Facility plus 2.00% per annum.

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EXHIBIT D

PROJECT LAKES
US$11.0 Billion Senior Secured Credit Facilities
US$19.0 Billion Senior Secured Bridge Loan Facility(8)

US$8.0 Billion Senior Unsecured Bridge Loan Facility

Additional Conditions Precedent(9)

The initial borrowings under each Facility shall be subject to the following conditions precedent:

1.                                      The Acquisition shall have been consummated, or substantially concurrently with the funding under such Facility shall be consummated, on substantially the terms set forth in the Business Combination Agreement without giving effect to any amendments, waivers or consents by the Borrower or its applicable merger subsidiary (other than any amendment, waiver or consent to any interim operating covenants of Sprint and its subsidiaries not involving the incurrence of indebtedness or liens or the disposition of assets) that are materially adverse to the Lenders in their capacities as such and that have not been approved by the Original Commitment Parties (such approval not to be unreasonably withheld or delayed) (it being understood and agreed that any change in the equity consideration for the Acquisition shall be deemed not to be materially adverse to the Lenders (so long as DT shall control (including by proxy) a majority of the voting stock of Parent), and it being understood further that any change to the definition of “Material Adverse Effect on Sprint” in the Business Combination Agreement shall be deemed to be materially adverse to the Lenders).  The Specified Representations and the Business Combination Agreement Representations shall be true and correct in all material respects as of the Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.  The Refinancing shall have been consummated, or substantially concurrently with the funding under the Facilities shall be consummated.

2.                                      The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income (loss) or operations, stockholders’ equity and cash flows of each of the Company and Sprint for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income (loss) or operations, stockholders’ equity and cash flows of each of the Company and Sprint for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than the fourth quarter of any fiscal year and subject to normal year-end adjustments); provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company or Sprint will satisfy the foregoing requirements.

3.                                      The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries, in a form customary for inclusion in a confidential information memorandum used to syndicate bank credit facility, as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 2 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(8)                                 Subject to increase per Reallocation Notice.

(9)                                 Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Commitment Letter to which this Exhibit D is attached, including the other exhibits thereto.

4.                                      The Senior Administrative Agent, the Unsecured Bridge Administrative Agent, or Secured Bridge Administrative Agent, as applicable, shall have received a customary borrowing notice, customary secretary’s certificates for the Borrower and each Guarantor, a customary closing officer’s certificate as to defaults and representations, a solvency certificate of the chief financial officer of the Borrower dated as of the Closing Date in the form attached hereto as Exhibit E, customary legal opinions as to the loan documents, and customary corporate opinions as to the Borrower and the Guarantors, in each case subject to the Documentation Provision.

5.                                      The Arrangers shall have received at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Borrower and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, as reasonably requested by the Arrangers in writing at least 10 business days prior to the Closing Date.

6.                                      The Arrangers, the Senior Administrative Agent, the Unsecured Bridge Administrative Agent,  or Secured Bridge Administrative Agent, as applicable, and the Lenders shall have received (or substantially simultaneously with the initial funding of the Facilities on the Closing Date, shall receive) all fees and expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or hereunder and, with respect to expenses, invoiced to the Borrower at least three business days prior to the Closing Date.

7.                                      With respect to the Senior Credit Facilities and the Secured Bridge Facility, all documents and instruments required to be entered into or delivered by the Borrower and the Guarantors to create and perfect the security interests of the applicable collateral agent and the other secured parties thereunder in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing as and to the extent required hereby, subject in each case to the Documentation Provision.

8.                                      Solely with respect to the Unsecured Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Arrangers (as defined in Exhibit C) (collectively, the “Investment Banks”) shall have been engaged to publicly offer or privately place the Initial Unsecured Notes, (b) the Investment Banks shall have received a customary preliminary prospectus or preliminary offering memorandum (the “Offering Memorandum”) related to the Initial Unsecured Notes, which shall be in customary form or which, with respect to the description of the Initial Unsecured Notes and any other parts thereof for which the Investment Banks’ or its advisors’ cooperation or approval is required for them to be complete, Parent shall have used commercially reasonable efforts to cause to be completed, including using commercially reasonable efforts to obtain all audited, unaudited, pro forma and other financial statements and schedules of Parent, the Company, Sprint and their respective subsidiaries of the type that would be required in a registered public offering of such Initial Unsecured Notes on Form S-1 (in the case of an offering pursuant to Rule 144A under the Securities Act, following delivery of a SAS 72 representation letter by each Investment Bank), except the Offering Memorandum does not need to include such information customarily excluded in Rule 144A offerings including, but not limited to, information required by Item 3-10 or 3-16 of Regulation S-X or Item 402 of Regulation S-K, and Parent shall have used its commercially reasonable efforts to arrange for delivery of drafts of customary “comfort” letters (including “negative assurance” comfort) that independent accountants of the Company and Sprint would be prepared to deliver upon completion of customary procedures in connection with the offering of the Initial Notes.  Parent shall have ensured that the Investment Banks shall have been afforded a period (the “Unsecured Notes Marketing Period”) of at least ten (10) consecutive business days after delivery of such complete Offering Memorandum (at no time during which period the financial information in the Offering Memorandum shall be “stale”) to seek to place the Initial Notes with qualified purchasers thereof; provided that (s) May 28, 2018 shall be excluded as a Business Day for such purposes, (t) July 4, 2018 through July 6, 2018 shall each be excluded as a Business Day for such purposes, (u) November 22, 2018 through November 23, 2018 shall each be excluded as a Business Day for such purposes, (v) if such 10 consecutive Business Day period has not ended on or prior to August 17, 2018, then such 10 consecutive Business Day period shall not commence prior to September 4, 2018, (w) if such 10 consecutive Business Day period has not ended on or prior to December 14, 2018, then such 10 consecutive Business Day period shall not commence prior to January 2, 2019, (x) May 27, 2019 shall be excluded as a Business Day for such purposes, (y) July 4, 2019 through July 5, 2019 shall be excluded as a Business day for such purposes and (z) if such 10 consecutive Business Day period has not ended on or prior to August 16, 2019, then such 10 consecutive Business Day period shall not commence prior to September 3, 2019.  If you in good faith reasonably believe that you have delivered the items required by clause (b) of the first sentence of this paragraph (the “Required Notes Information”), you may deliver to the Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Notes Information on the date such notice is received, unless the Arrangers in good faith reasonably believe that you have not completed delivery of such Required Notes Information and, within three business days after receipt of such notice from you, deliver a written notice to you to that effect (stating with specificity what Required Notes Information you have not delivered).

EXHIBIT E

FORM OF SOLVENCY CERTIFICATE

Pursuant to the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] of [the Borrower] (the “Borrower”), and not individually, and without any personal liability, as follows:

As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans, he is of the opinion that:

a.                                      The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.                                      The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.                                       The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.                                      The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

[Signature page follows]

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[BORROWER]

By:
Name:
Title:

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